Exhibit 10.1

Execution Version

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

dated as of

February 8, 2016

among

RCS CAPITAL CORPORATION,

a Debtor and Debtor in Possession under

Chapter 11 of the Bankruptcy Code

as Borrower

THE LENDERS PARTY HERETO

and

BARCLAYS BANK PLC,

as Administrative Agent, Collateral Agent, sole syndication agent,

sole book-runner and sole lead arranger

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EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Collateral Agreement
Exhibit D	-	Form of Term Note
Exhibit E-1	-	Form of Approved Reorganization Plan
Exhibit E-2	-	Prepackaged Plan Term Sheet
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Guarantee Agreement
Exhibit H	-	Form of Secretary’s Certificate
Exhibit I	-	Forms of United States Tax Compliance Certificate
Exhibit J	-	Form of Interim DIP Order
Exhibit K	-	Form of Prepayment Notice
Exhibit L	-	Form of DIP Budget

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SCHEDULES

Schedule 1.01(a)	-	Mortgaged Properties
Schedule 2.01	-	Commitments and Pro Rata Shares
Schedule 3.01	-	Applicable Companies
Schedule 3.08	-	Companies
Schedule 3.16	-	Environmental Matters
Schedule 3.21	-	Broker-Dealer Matters
Schedule 5.17	-	Post Closing
Schedule 6.01	-	Indebtedness
Schedule 6.02	-	Liens
Schedule 6.03	-	Investments, Loans and Advances
Schedule 6.09	-	Transactions with Affiliates
Schedule 7.01	-	Certain Events
Schedule 9.01	-	Notice

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SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT, dated as of February 8, 2016 (this “Agreement”), among RCS Capital Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) and Barclays Bank PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Secured Parties and as sole syndication agent, sole book-runner and sole lead arranger.

PRELIMINARY STATEMENTS

(1) On January 31, 2016 (the “Petition Date”), the Borrower and each of the Subsidiary Guarantors other than the Subsequent Filing Loan Parties (collectively, and together with any other Affiliates that become debtors in the Cases (including the Subsequent Filing Loan Parties upon commencement of any of their respective Cases), the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (the bankruptcy case of each Debtor is referred to herein as a “Case” and are collectively referred to herein as the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

(2) In connection with the Cases, the Borrower has requested that the Lenders provide it with a senior secured superpriority debtor-in-possession term loan facility in an aggregate principal amount not to exceed $100,000,000, consisting of $25,000,000 in Initial Commitments and $75,000,000 in Delayed Draw Commitments. All of the Borrower’s obligations under the DIP Facility (as defined herein) are to be guaranteed by the Subsidiary Guarantors and secured by first priority Liens (subject to the Carve-Out and to other exceptions set forth herein and in the other Loan Documents) on the Collateral. The Lenders are willing to extend such credit under such facility to the Borrower on the terms and subject to the conditions set forth herein.

In consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Adequate Protection Parties” shall mean the Pre-Petition First Lien Agent, the Pre-Petition First Lien Lenders, the Pre-Petition Second Lien Agent and the Pre-Petition Second Lien Lenders.

“Adequate Protection Payments” shall mean, collectively, the following payments to the Adequate Protection Parties:

(a) all accrued and unpaid fees and disbursements owed to the Adequate Protection Parties under the Pre-Petition Debt Documents, including all reasonable and documented out-of-pocket fees and expenses of counsel and other professionals of the Adequate Protection Parties (including Shearman & Sterling LLP, Jones Day, Davis Polk & Wardwell LLP and Covington & Burling LLP and Delaware local counsel retained by each of the Adequate Protection Parties (collectively, “Delaware Counsel”)) incurred prior to the Petition Date in accordance with the Pre-Petition Debt Documents; and

(b) when due, current payment of all fees and reasonable and documented out-of-pocket expenses and indemnities payable to the Adequate Protection Parties under the Pre-Petition Debt Documents, including all reasonable and documented out-of-pocket fees and expenses of counsel and other professionals of the Adequate Protection Parties (including Shearman & Sterling LLP, Jones Day, Davis Polk & Wardwell LLP and Covington & Burling LLP and Delaware Counsel).

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Advisor Retention Loans” shall have the meaning specified in Section 6.03(n).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Agreement Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Approved Reorganization Plan” shall mean the plan of reorganization substantially in the form of Exhibit E-1, and modifications or supplements with respect thereto, other than any modification or supplement that (a) alters the debt capital structure of the Loan Parties, (b) allows for the incurrence of material Indebtedness upon the effective date of the Approved Reorganization Plan not otherwise contemplated under the Approved Reorganization Plan (without giving effect to any such modification or supplement), (c) changes the priority of any Indebtedness from that set forth in the Approved Reorganization Plan (without giving effect to any such modification or supplement) or (d) is otherwise materially adverse to the Lenders.

“Asset Sale” shall mean the sale, transfer or other disposition (other than as a result of a Casualty Event) by any Company of (a) any Equity Interests of any Subsidiary of the Borrower (other than directors’ qualifying shares) or (b) any other assets of a Company, in each case other than (i) cash, Permitted Investments, or inventory, damaged, unnecessary obsolete or worn out assets, equipment no longer used or useful in the business of the Companies, scrap and other assets, in each case sold, transferred or otherwise disposed of in the ordinary course of business (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or go abandoned); (ii) the sale or discount without recourse of accounts receivable in connection with the compromise thereof or the assignment of past due accounts receivable for collection; (iii) the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Companies taken as a whole; and (iv) the sale, transfer or other disposition in the ordinary course of business of mutual funds purchased in reliance on Section 6.03(o).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A on the Closing Date or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed).

“Assignment Tax” shall have the meaning provided in the definition of the term “Other Taxes.”

“Attrition” shall mean: (a) with respect to an Independent Financial Advisor, that such Independent Financial Advisor’s securities registration with the Cetera Entity retail broker-dealer has been terminated, and (b) with respect to a Financial Institution Client, that the client accounts associated with bank networking agreements with Cetera Investment Services, Inc. have been bulk transferred from Cetera Investment Services, Inc. to a third party broker-dealer. “Attrited” shall have a corresponding meaning.

“Avoidance Action” shall mean the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans made on the same date.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Broker-Dealer” shall mean each Company registered as a broker-dealer pursuant to the Exchange Act, which shall include on the Closing Date the following entities only: Investors Capital Corporation, Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Investment Services LLC, Cetera Financial Specialists LLC, Summit Brokerage Services, Inc., First Allied Securities, Inc., Legend Equities Corporation, Girard Securities, Inc. and VSR Financial Services, Inc.

“Budget Variance Report” shall mean a report certified by a Responsible Officer of the Borrower, in form reasonably satisfactory to the Lenders, delivered in accordance with Section 5.04(k), showing (a) the actual cumulative total net cash flows as of the end of the week immediately preceding the week during which such Budget Variance Report is delivered and (b) commencing with the second Thursday following the Petition Date, the variance, expressed as both a percentage and as a dollar amount, of such amounts for all applicable weeks since the Closing Date, on a rolling basis (and without giving effect to the making of any Loans or prepayments of any Loans), from the corresponding anticipated amount therefor set forth in the most recent DIP Budget (each a “Variance”).

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including, without limitation, membership interests and partnership interests) and any and all warrants, rights or options to purchase any of the foregoing.

“Carve-Out” shall have the meaning specified in the DIP Orders.

“Case” or “Cases” shall have the meaning assigned to such term in the preliminary statements.

“Casualty Event” shall mean any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, any property or assets of a Company for which a Company receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Cetera Broker-Dealer” shall mean each Cetera Entity that is a Broker-Dealer.

“Cetera Entities” shall mean the Broker-Dealers and their respective Affiliates collectively operating under the marketing brand of “Cetera Financial Group”, including Cetera Financial Holdings, Inc., Chargers Acquisition, LLC, First Allied Holdings Inc., Investors Capital Holdings, LLC, Summit Financial Services Group, Inc. and VSR Group, LLC and, in each case, their respective direct and indirect Subsidiaries.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Investors, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof; (b) Continuing Directors shall not hold at least a majority of the voting rights of the board of directors of the Borrower; or (c) any “change in control” (or comparable term) with respect to any Company shall occur under and as defined in any indenture or agreement governing Material Indebtedness owing to any third party for borrowed money to which any Company is a party.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which all conditions set forth in section 4.01 have been satisfied or waived in accordance with Section 9.08.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or similar term) as defined in any Security Document or in any DIP Order and all other property of whatever kind and nature pledged or charged as collateral under any Security Document or any DIP Order, and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral Agreement” shall mean the Collateral Agreement entered into by the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Commitment” shall mean an Initial Commitment or a Delayed Draw Commitment. The aggregate principal amount of all Commitments on the Closing Date is $100,000,000.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Companies” shall mean the Borrower and its Subsidiaries.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(d).

“Confirmation Order” shall mean an order or orders of the Bankruptcy Court confirming the Approved Reorganization Plan.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months or (c) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Creditors’ Committee” shall mean the official committee of unsecured creditors in the Cases.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by any Company of any Indebtedness other than Indebtedness permitted to be issued or incurred under Section 6.01(a), (g) or (n).

“Debtor” shall have the meaning assigned to such term in the preliminary statements of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any State thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) became the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw Loans hereunder as set forth on Schedule 2.01(b), or in the Assignment and Acceptance pursuant to which such Lender assumed its Delayed Draw Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate principal amount of all Delayed Draw Commitments on the Closing Date is $75,000,000.

“Delayed Draw Loan” shall have the meaning specified in Section 2.01.

“DIP Assumption Motion” shall have the meaning assigned to such term in Section 5.16(e).

“DIP Budget” shall mean a statement of the Borrower’s projected receipts and disbursements on a weekly basis for the period of thirteen weeks commencing with the calendar week during which the Petition Date occurs, including the anticipated uses of the Loans for each week during such period, and in substantially the form of Exhibit L hereto. As used herein, “DIP Budget” shall initially refer to Exhibit L and, thereafter, the most recent DIP Budget delivered by the Borrower and approved by the Required Lenders in accordance with Section 5.04(k). For the avoidance of doubt, the DIP Budget will not include operating cash flows of Subsidiaries that are not Debtors.

“DIP Collateral” shall have the meaning assigned to such term in Section 2.20(a)(ii).

“DIP Discount” means the Interim Discount and the Final Discount.

“DIP Facility” shall mean the term loan facility provided by the Lenders pursuant to this Agreement.

“DIP Facility Maturity Date” shall mean the earliest of (a) the Effective Date, (b) the date of termination in whole of the Commitments or acceleration of the Loans pursuant to Section 7.01 and (c) the date that is six (6) months after the Closing Date.

“DIP Orders” shall mean the Interim DIP Order and the Final DIP Order.

“DIP Permitted Liens” shall have the meaning assigned to such term in Section 2.20(a)(iii).

“Disclosure Statement” shall mean, with respect to the Approved Reorganization Plan, a related disclosure statement in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders, the Borrower and, to the extent relating to the Pre-Petition First Lien Lenders, the Pre-Petition First Lien Agent, the Pre-Petition Second Lien Lenders or the Pre-Petition Second Lien Agent, subject to Pre-Petition Agent Approval, together with any amendments, supplements or other modifications thereto that are consistent with any permitted modifications to the Approved Reorganization Plan or otherwise reasonably acceptable to the foregoing parties.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day after the DIP Facility Maturity Date (other than upon the occurrence of change of control, asset sale event or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent indemnification obligations and other contingent obligations, in each case, not then due and owing) or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the 91st day after the DIP Facility Maturity Date. For the avoidance of doubt, any Equity Interest that is convertible solely into, or exchangeable solely for, Qualified Capital Stock of the Borrower shall not be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Companies” shall mean all Companies organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Early Warning Threshold” shall mean the level at which a Broker-Dealer is required to give an “early warning” notice of reductions in its level of Regulatory Net Capital to the SEC or a Regulatory Supervising Organization pursuant to the rules and regulations of the Exchange Act (or any successor statute) or of such Regulatory Supervising Organization then applicable to any Broker-Dealer.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date upon which all conditions precedent to the effectiveness of each of the Approved Reorganization Plan and the Prepackaged Plan have either been satisfied or expressly waived in accordance with the terms thereof, and on which the transactions to occur on the Effective Date pursuant to each of the Approved Reorganization Plan or the Prepackaged Plan occur or are consummated.

“Eligible Assignee” shall mean any Person (other than a natural Person) that is a Lender, (i) an Affiliate of a Lender, (ii) a Related Fund of a Lender and (iii) any other Person (other than a natural person) approved by the Administrative Agent in accordance with Section 9.04(b) (such approval not to be unreasonably withheld, conditioned or delayed).

“Environmental Laws” shall mean all applicable federal, state and local laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources or human health and safety, to the extent relating to exposure to Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) exposure to any Hazardous Materials, (c) the Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interest) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any of the Company is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(b) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Company or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by any Company or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the imposition of a lien pursuant to Section 430(k) of the Code or ERISA or a limitation under Section 436 of the Code, (g) the receipt by any Company or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Company or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of an act or an omission with respect to any Plan that would reasonably be expected to result in the imposition on any Company or any of their ERISA Affiliates of material fines or penalties under the Code in respect of any Plan including without limitation, the occurrence of a prohibited transaction within the meaning of Section 4975 of the Code or (i) the imposition of liability on any Company or any of their ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” shall have the meanings assigned to such term in the Collateral Agreement.

“Excluded Company” shall mean (a) Docupace Technologies, LLC, but only for so long as such Person is not a wholly owned subsidiary of the Borrower and the consent of any Person other than the Borrower or one of its Subsidiaries must be obtained for such Person to Guarantee the Obligations and grant Liens on its property to secure the Obligations and such consent has not been so obtained, (b) J.P. Turner & Company, LLC and (c) each Broker-Dealer.

“Excluded Equity Interests” shall have the meaning assigned to such term in the Collateral Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by a jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office, in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, performed its obligations under, become a party to, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced this Agreement or any other Loan Documents), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any other jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) in the case of a Lender (other than an assignee pursuant to a request by any Loan Party under Section 2.18(a)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender acquires its interest in the applicable Commitment or applicable Loan not funded pursuant to a Commitment by such Lender (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17 and (e) any withholding Tax attributable to a Lender’s failure to comply with Section 2.17(e).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or other official administrative interpretations thereof and, for the avoidance of doubt, any intergovernmental agreements and any “foreign financial institution” agreements entered into to implement the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees and Fronting Fees.

“Final Discount” shall have the meaning assigned to such term in Section 2.01.

“Final DIP Order” shall mean an order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim DIP Order, with such modifications thereto as are in form and substance satisfactory to the Borrower, the Administrative Agent and the Required Lenders in their sole discretion, and reasonably satisfactory to the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Agent (provided that any such order that does not approve the full amount of the DIP Facility shall not be satisfactory), which order shall authorize on a final basis this Agreement and the other Loan Documents.

“Final DIP Order Entry Date” shall mean the date on which the Final DIP Order is entered by the Bankruptcy Court.

“Financial Advisor” shall mean a Person registered as (i) a representative (as such term is defined in NASD Rule 1031(b)) of a Broker-Dealer or (ii) an investment adviser representative (as defined in 17 CFR 275.203A-3(a)) of an Investment Adviser Company.

“Financial Institution Clients” shall mean those financial institutions who have entered into bank networking agreements with Cetera Investment Services, Inc.

“Financial Officer” of any Person shall mean the chief financial officer, responsible financial officer, principal accounting officer, treasurer or controller of such Person.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. created in July 2007 through the consolidation of the National Association of Securities Dealers, Inc. and the member regulation, enforcement and arbitration functions of the New York Stock Exchange.

“First Day Orders” shall mean all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed by the Debtors on or about the Petition Date.

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States or any territory thereof, a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Fees” shall have the meaning assigned to such term in Section 2.05(a).

“GAAP” shall mean generally accepted accounting principles (GAAP), as in effect from time to time; provided that any lease that is recharacterized as a capital lease and any obligations that are recharacterized as Capital Lease Obligations, in each case due to a change in GAAP after the Closing Date shall not be treated as a capital lease or Capital Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Closing Date.

“Governmental Authority” shall mean any federal, state, local, county, provincial or foreign court or governmental agency, authority, instrumentality, regulatory body or Regulatory Supervisory Organization exercising, in each case, any legislative, judicial, administrative or regulatory functions.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Gross Dealer Concessions” shall mean all compensable commissions, trailing commissions and advisory fee revenues received by the Cetera Entity retail broker-dealer measured at an Independent Financial Advisor or Financial Institution Client level on a trailing twelve month basis. For the avoidance of doubt, the Attrition percentage shall be calculated with the numerator using the prior twelve months of Attrited Gross Dealer Concession and the denominator using the prior four prior quarters’ of Gross Dealer Concessions (excluding the current quarter) of the Cetera Entities.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof.

“Guarantee Agreement” shall mean (a) the Guarantee Agreement made by each Subsidiary Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G, and (b) any other guarantee of the Obligations made by a Company in form and substance reasonably acceptable to the Collateral Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that for each of (a) and (b) above, is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business)); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (including all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business)), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (e) all Guarantees by such Person of obligations of others of the type referred to in clauses (a), (b), (c) or (f) of this defined term, (f) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (g) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such Disqualified Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in each case, if and to the extent that any of the foregoing indebtedness (other than Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisors” shall mean those representatives registered with the retail broker-dealer Subsidiaries of the Borrower and the Cetera Entities.

“Information” shall have the meaning assigned to such term in Section 9.17.

“Initial Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate principal amount of all Commitments on the Closing Date is $25,000,000.

“Initial Lender” shall mean Barclays Bank PLC; provided that Barclays Bank PLC shall cease to be an Initial Lender on any date on which it ceases to have a Commitment or an outstanding Loan.

“Initial Loan” shall have the meaning specified in Section 2.01.

“Intellectual Property” shall have the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated as of February 8, 2016, among the Collateral Agent, the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Agent and acknowledged by the loan parties named therein, as the same may be further amended, restated, waived or otherwise modified as permitted thereby and hereby.

“Interest Payment Date” shall mean the last Business Day of each calendar month.

“Interest Rate” shall mean 8.00%.

“Interim Discount” shall have the meaning assigned to such term in Section 2.01.

“Interim DIP Order” shall mean an interim order entered by the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof) in the form set forth as Exhibit J (as modified in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders in their sole discretion and reasonably satisfactory to the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Agent).

“Interim DIP Order Entry Date” shall mean the date on which the Interim DIP Order is entered by the Bankruptcy Court.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Investment Adviser Company” shall mean each Company registered as an investment adviser pursuant to the Investment Advisers Act.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and other investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, and return of capital, repayment or other amount received in cash by such Person or a Subsidiary of such Person in respect of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Master Agreement” shall mean the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“Lenders” shall mean (a) the Initial Lender and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a “Lender.”

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Security Documents, the Guarantee Agreement, the Intercreditor Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed by or on behalf of any of the Loan Parties that is delivered to any of the Secured Parties in connection with the foregoing and expressly designated as a “Loan Document.”

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had a materially adverse effect on (a) the business, financial condition or operating results of the Companies, taken as a whole, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Cases, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document or (c) the rights and remedies of the Lenders under any Loan Document.

“Material Broker-Dealer” shall mean, at any date of determination, (i) Cetera Investment Services LLC and (ii) each other Cetera Broker-Dealer whose revenues during the most recently ended Test Period were equal to or greater than 2% of the consolidated revenues of the Cetera Broker-Dealers for such period (the “Material Broker-Dealer Individual Threshold”), in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Cetera Broker-Dealers that are not Material Broker-Dealers constitute in the aggregate revenues during such Test Period equal to or greater than 5% of the consolidated revenues of the Cetera Broker-Dealers for such period, in each case determined in accordance with GAAP (the “Material Broker-Dealer Aggregate Threshold”, and together with the Material Broker-Dealer Individual Threshold, the “Material Broker-Dealer Thresholds”), then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Cetera Broker-Dealers as “Material Broker-Dealers” such that the Material Broker-Dealer Aggregate Threshold is no longer exceeded; provided that any such Cetera Broker-Dealer so designated as a Material Broker-Dealer may cease to be a Material Broker-Dealer at the end of a subsequent Test Period so long as the Material Broker-Dealer Thresholds are not exceeded at such time.

“Material Contract” shall mean any contract, the loss of which has or would be reasonably likely to result in a Material Adverse Effect.

“Material Indebtedness” shall mean the Indebtedness under the Pre-Petition First Lien Credit Agreement or the Pre-Petition Second Lien Credit Agreement, and any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Companies in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Company in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Milestone” shall have the meaning assigned to such term in Section 5.16.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.10, each in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of any Company in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes actually paid or reasonably estimated to be payable by any Company in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by any Company, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than the Loans and Pre-Petition Debt) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale or Casualty Event by a Company that is not wholly-owned by another Company, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not permitted to be distributed to or for the account of a Company, and

(v) reasonable and customary fees, premiums, costs and expenses paid by the Companies in connection with any of the foregoing,

in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non-Core Asset Sale Proceeds” shall mean any Net Cash Proceeds of the disposition of the assets or Equity Interests of any Non-Core Company.

“Non-Core Company” shall mean any Company that, on or prior to the Closing Date, was disclosed by the Borrower as, and agreed by the Lenders to constitute, a “non-core company,” provided that any such Company shall automatically cease to be a Non-Core Company upon any other Company making any Investment in or otherwise transferring any assets or property to such Company.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Parties” shall mean the Companies that are not Loan Parties.

“Note Purchase and Class B Share Agreement” means that certain Note Purchase and Class B Share Agreement dated as of November 8, 2015, between the Borrower and RCAP Holdings, LLC as in effect on November 8, 2015.

“Obligations” shall mean (a) the obligation of the Borrower to pay (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower or any other Loan Party to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment and performance of all other obligations of the other Loan Parties under or pursuant to this Agreement and each of the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.09(c).

“Operational Report” shall mean a report certified by a Responsible Officer of the Borrower, in form reasonably acceptable to the Required Lenders, delivered in accordance with Section 5.04(k), setting forth operational statistics, including, without limitation, rates of Attrition and the associated Gross Commission Value as of the end of the week immediately preceding the week during which such Operational Report is delivered.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery, enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 2.18) (an “Assignment Tax”) if such Assignment Tax is imposed as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing the Assignment Tax, other than any connection arising from the assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Collateral Agreement.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g) other short-term investments utilized by any of the Foreign Companies in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that on the Petition Date has acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof.

“Permitted Liens” shall mean Liens expressly permitted pursuant to Section 6.02 of this Agreement.

“Permitted Prior Liens” shall have the meaning assigned to such term in Section 2.20(a)(iii).

“Permitted Variance” shall mean (a) any positive Variance or (b) any negative Variance that, on a cumulative basis, does not exceed the greater of (i) $1,500,000 and (ii) the dollar amount resulting from multiplying the total net operating cash flows in the applicable DIP Budget by the percentage set forth below for the applicable week under the heading “Cumulative Variance”.

Week of applicable DIP Budget	Cumulative Variance
1	40%
2	40%
3	30%
4 or after	20%

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Petition Date” shall have the meaning assigned to such term in the preliminary statements of this Agreement.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code, and in respect of which any Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prepackaged Plan” shall mean the plan of reorganization consistent in all material respects with the term sheet attached hereto as Exhibit E-2 and containing the principal terms of a proposal to restructure debt and equity interests issued by the Borrower and the Subsidiary Guarantors and provide adequate working capital to such entities, including a debt for debt and equity exchange and a compromise of other existing liabilities pursuant to a “prepackaged” plan of reorganization.

“Prepayment Event” shall mean any Asset Sale, Debt Incurrence Prepayment Event or Casualty Event.

“Pre-Petition Agent Approval” shall mean the consent or approval of the Pre-Petition First Lien Agent or the Pre-Petition Second Lien Agent, as the case may be, which consent or approval shall be granted in accordance with the directions of the “Required Lenders” under and in accordance with the Pre-Petition First Lien Loan Documents or the “Required

Lenders” under and in accordance with the Pre-Petition Second Lien Loan Documents, as the case may be; provided, that the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Agent, acting reasonably, may grant or withhold their respective consents or approvals without such instructions to the extent that the matter with respect to which such consent is granted or withheld affects the rights or liabilities of the Pre-Petition First Lien Agent or the Pre-Petition Second Lien Agent, as the case may be.

“Pre-Petition Debt” shall mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor, including the Indebtedness under the Senior Notes, the Pre-Petition First Lien Loan Documents and the Pre-Petition Second Lien Loan Documents.

“Pre-Petition Debt Documents” shall mean the Pre-Petition First Lien Loan Documents and the Pre-Petition Second Lien Loan Documents.

“Pre-Petition First Lien Agent” shall mean Barclays Bank PLC, as administrative agent and collateral agent under the Pre-Petition First Lien Credit Agreement.

“Pre-Petition First Lien Credit Agreement” shall mean that certain First Lien Credit Agreement, dated as of April 29, 2014 (as amended by Amendment No. 1, dated as of June 30, 2015, as further amended by Amendment No. 2, dated as of November 8, 2015, among the Borrower, RCAP Holdings, RCAP Management, the Pre-Petition First Lien Lenders and the Pre-Petition First Lien Agent.

“Pre-Petition First Lien Lenders” shall mean the “Lenders” under (and as defined in) the Pre-Petition First Lien Credit Agreement.

“Pre-Petition First Lien Loan Documents” shall mean the “Loan Documents” as defined in the Pre-Petition First Lien Credit Agreement.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical vendor payments”, (iii) trade payables (including, without limitation, in respect of reclamation claims) or (iv) other pre-petition claims against any Debtor.

“Pre-Petition Second Lien Agent” shall mean Wilmington Trust, N.A., as administrative agent and collateral agent under the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Second Lien Credit Agreement” shall mean that certain Second Lien Credit Agreement, dated as of April 29, 2014 (as amended by Amendment No. 1, dated as of June 30, 2015, as further amended by Amendment No. 2, dated as of November 8, 2015, among the Borrower, RCAP Holdings, RCAP Management, the Pre-Petition Second Lien Lenders and the Pre-Petition Second Lien Agent.

“Pre-Petition Second Lien Lenders” shall mean the “Lenders” under (and as defined in) the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Second Lien Loan Documents” shall mean the “Loan Documents” as defined in the “Pre-Petition Second Lien Credit Agreement”.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Primed Liens” shall have the meaning assigned to such term in Section 2.20(a)(iv).

“Priming Liens” shall have the meaning assigned to such term in Section 2.20(a)(iv).

“Pro Rata Percentage” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction (i) the numerator of which is the aggregate amount of Loans and unused Commitments of such Lender outstanding at such time and (ii) the denominator of which is the aggregate amount of Loans and unused Commitments of all Lenders outstanding at such time.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“RCAP Holdings” shall mean RCAP Holdings, LLC, a Delaware limited liability company.

“RCS Management” shall mean RCS Capital Management, LLC, a Delaware limited liability company.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation S-X” shall mean Regulation S-X (and the interpretations of the SEC thereunder) under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Net Capital” shall mean, as to each Broker-Dealer, the total amount of regulatory capital as calculated pursuant to SEC Rule 15c3-1 and the rules and regulations of, and reported to the SEC or any applicable Regulatory Supervising Organization, as adjusted pursuant to the rules and regulations of such Regulatory Supervising Organization.

“Regulatory Supervising Organization” shall mean, as applicable, FINRA, the Securities Investor Protection Corporation, the SEC or any governmental or self-regulatory organization, exchange, clearing house or financial regulatory authority of which a Broker-Dealer is a member or to whose rules it is subject.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Indemnified Person” of an Indemnitee shall mean (1) any Controlling person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling persons or Controlled Affiliates and (3) the respective agents of such Indemnitee or any of its Controlling persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, Controlling person or such Controlled Affiliate; provided that each reference to a Controlled Affiliate or Controlling person in this sentence pertains to a Controlled Affiliate or Controlling person involved in the negotiation or syndication of this Agreement or any other Loan Document.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, partners, agents and advisors (including financial advisors) of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time; provided that the unused Commitments and outstanding Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of any Company the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.06(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Restructuring Support Agreement” shall mean that certain Restructuring Support Agreement, dated as of January 29, 2016, executed and delivered by the Loan Parties and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time, other than in a manner that materially adversely affects the interests, rights or remedies of any of the Administrative Agent or the Lenders.

“Retention Plan” shall mean (a) until a retention plan addressing advisor retention is adopted by the board of directors of the Borrower and approved by the Required Lenders, the draft retention plan presented to certain of the Lenders on or about January 22, 2016 and (b) thereafter, the retention plan as so adopted and approved, in each case, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders.

“RSA Assumption Motion” shall have the meaning assigned to such term in Section 5.16(g).

“S&P” shall mean Standard & Poor’s Financial Services LLC, or any successor thereto.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the DIP Orders and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Notes” means the senior unsecured notes issued pursuant to the terms of the Senior Notes Agreements.

“Senior Notes Agreements” means, collectively, (a) the Note Purchase and Class B Share Agreement and (b) the Note Purchase Agreement, dated as of November 8, 2015, between the Borrower and the applicable Senior Notes Investors, pursuant to which the Borrower issued the Senior Notes.

“Solvent” shall mean as of any date (a) the fair value of the assets of the Companies, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise as of such date; (b) the present fair saleable value of the property of the Companies as of such date, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured as of such date; (c) the Companies, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured as of such date; and (d) the Companies, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that is by its terms expressly subordinated in right of payment to the obligations of such Loan Party under this Agreement and the Guarantee Agreement, as applicable.

“Subordinated Loan Documents” shall mean each of the agreements, documents and instruments providing for or evidencing any Subordinated Indebtedness permitted to be issued or incurred under Section 6.01, as amended, supplemented or otherwise modified in accordance with Section 6.06.

“Subsequent Filing Loan Party” shall mean any Loan Party that (a) did not file its Case on the Petition Date and (b) is required to commence a Case after the Petition Date under the Restructuring Support Agreement.

“Subsidiary” or “subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of Borrower listed on Schedule 3.08 that is identified as a “Subsidiary Guarantor” and each other Subsidiary of the Borrower that is or becomes a party to the Guarantee Agreement.

“Superpriority Claim” shall mean a claim against any Debtor in any of the Cases which is an administrative expenses claim having priority over any or all other administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed)

(a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than any Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Company (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which the financial statements and certificates required by Section 5.04 shall have been required to be delivered to the Administrative Agent (or, before the first delivery of financial statements, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the entry into the Restructuring Support Agreement, (c) the restructuring transactions contemplated under the Approved Reorganization Plan, (d) the entry of the DIP Orders and (e) the payment of the fees and expenses related to the foregoing.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(e)(i)(C).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Lender” shall mean any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Variance” shall have the meaning assigned to such term in the definition of “Budget Variance Report”.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“wholly owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ and foreign national qualifying shares) or other ownership interests representing 100% of the outstanding Equity Interests are, at the time any determination is being made, owned or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of such Loan Document and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining the outstanding amount of any Indebtedness, (i) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by the Financial Accounting Standards Board Accounting Standards Codification 825-10-25, and any statements replacing, modifying or superseding such guidance) shall be disregarded and such determination shall be made as if such election had not been made and (ii) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness. Any determination of whether any action, event or circumstance (or failure of any Person to take any action or for any event or circumstance to occur or exist) is, has been or would be materially adverse to the Companies, taken as a whole, or any Lender shall not take into account any effects resulting from the commencement of the Cases.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions herein and in the DIP Orders and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make (a) a single Loan to the Borrowers on any Business Day on or after the second Business Day after the Interim DIP Order Entry Date in a principal amount equal to the lesser of its Initial Commitment and its Pro Rata Percentage of $25,000,000 (each, an “Initial Loan”), net of discount of 1.0% (the “Interim Discount”) and (b) a single Loan on any Business Day on or after the second Business Day after the Final DIP Order Entry Date in a principal amount equal to the lesser of its Delayed Draw Commitment and its Pro Rata Percentage of $75,000,000 (each, a “Delayed Draw Loan”), net of discount of 1.0% (the “Final Discount”). Amounts repaid or prepaid in respect of any Loan may not be reborrowed. It is understood and agreed that the principal amount Initial Loans and Delayed Draw of the Loans made by any Lender hereunder shall not exceed such Lender’s Initial Commitment or such lender’s Delayed Draw Commitment, respectively.

SECTION 2.02 Loans.

(a) Each Loan shall be made in Dollars as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $2,000,000 or equal to the remaining available balance of the applicable Commitments.

(b) Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative

Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03 Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing prior to 12:00 noon (New York City time) at least one (1) Business Day prior to the date of such Borrowing (or such later time as agreed by the Administrative Agent in its reasonable discretion). Each such Borrowing Request shall specify the following information: (i) the date of such Borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; and (iii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally agrees to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Loan of such Lender as provided in Section 2.11 and (ii) the accrued and unpaid interest on each Loan of such Lender as provided in Section 2.06.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note substantially in the form of Exhibit D. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees; Discount.

(a) The Borrower agrees to pay to (i) the Administrative Agent the fees at the times and in the amounts as set forth in any fee letters or other agreements with the Administrative Agent (“Administrative Agent Fees”) and (ii) to the Initial Lender the fronting fees at the times and in the amounts set forth in any fee letter or other agreements with the Initial Lender (the “Fronting Fees”).

(b) The Lenders are authorized to fund the Initial Loans net of the Interim Discount and the Delayed Draw Loans net of the Final Discount.

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error in the calculation of such Fees.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be at all times, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Interest Rate.

(b) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

SECTION 2.07 Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or any Event of Default shall occur and be continuing, then, until such defaulted amount shall have been paid in full or such Event of Default shall no longer exist, all Obligations shall bear interest (after as well as before judgment), payable on demand, at a rate equal to 10.00% per annum.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Following the making of the Initial Loans Loan pursuant to Section 2.01, the Initial Commitment of each Lender shall terminate. Following the making of the Delayed Draw Loans pursuant to Section 2.01, the Delayed Draw Commitment of each Lender shall terminate. Any remaining Initial Commitments or Delayed Draw Commitments shall automatically terminate on the second Business Day following the entry of the Interim DIP Order (in the case of the Initial Loans) and the Final DIP Order (in the case of the Delayed Draw Loans).

(b) Upon at least three Business Days’ prior written or fax notice to the Administrative Agent (or such later time as agreed by the Administrative Agent in its reasonable discretion), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments (if any); provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000. Each notice delivered by the Borrower pursuant to this Section 2.08(b) shall be irrevocable.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.09 Repayment of Term Borrowings.

(a) To the extent not previously paid, all Loans shall be due and payable on the DIP Facility Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(b) All repayments pursuant to this Section 2.09 shall be subject to Section 2.13, but shall otherwise be without premium or penalty.

SECTION 2.10 Voluntary Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay (or cause to be prepaid) any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) [Reserved.]

(c) Each notice of prepayment shall be substantially in the form of Exhibit K to this Agreement (or such other form as agreed to by the Administrative Agent) and shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid and may be revoked or extended (provided that the provisions of Section 2.13 shall apply with respect to any such revocation or extension). All prepayments under this Section 2.10 shall be subject to Section 2.13, but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.11 Mandatory Prepayments.

(a) [Reserved.]

(b) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) of any property or asset of any Company (including the sale, transfer or other disposition of Equity Interests of any such Company), other than Asset Sales permitted by clauses (ii), (v) or (solely as it relates to clause (ii)) (vii) of Section 6.04(b), the Borrower shall apply or cause to be applied 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.11(g); provided, however, that any Non-Core Asset Sale Proceeds shall only be required to be applied to repayment of the DIP Facility to the extent that such proceeds exceed $15,000,000 per individual disposition (or series of related dispositions) or $30,000,000 in the aggregate for all such dispositions during the term of this Agreement, in each case to the extent of such excess.

(c) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Casualty Event in respect of property with a fair market value immediately prior to such event equal to or greater than $500,000, the Borrower shall apply (or cause to be applied) 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.11(g).

(d) [Reserved.]

(e) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Debt Incurrence Prepayment Event, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.11(g).

(f) [Reserved.]

(g) Mandatory prepayments required by this Section 2.11 shall be allocated pro rata to the outstanding Loans.

(h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.11, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least two Business Days’ prior written notice of such prepayment. Each notice of prepayment shall be substantially in the form of Exhibit K to this Agreement (or such other form as agreed to by the Administrative Agent) and shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.11 shall be subject to Section 2.13, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Following receipt of such certificate, the Administrative Agent will promptly notify each Lender holding Loans of the contents thereof and of such Lender’s pro rata share of the prepayment.

SECTION 2.12 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, (ii) shall impose on such Lender any other condition affecting this Agreement or Loans made by such Lender (other than Taxes) or (iii) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loans made by it, or change the basis of taxation of payment to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.17 or any Taxes described in clauses (c), (d) or (e) of the definition of Excluded Taxes), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender to be material, then from time to time as specified in clause (c) below, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time as specified in clause (c) below, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts (and the basis thereof) necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation;

provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 270 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period. The protection of this Section 2.12(d) shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.13 Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default in the making of any payment or prepayment required to be made hereunder. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.13 (and setting forth in reasonable detail the calculations thereof and the basis therefor) shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.14 Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each reduction of the Commitments shall be allocated pro rata among the applicable Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); it being acknowledged that this Section 2.14 shall not apply to any payment obtained by any Lender as consideration for the assignment or participation in any Loan to any assignee or participant in accordance with this Agreement. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.15 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.16 Payments.

(a) The Borrower shall make each payment (including principal of, or interest on, any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at its offices as notified to the Borrower from time to time. The Administrative Agent shall promptly distribute to each applicable Lender its applicable share of any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of, or interest on, any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.17 Taxes.

(a) Except to the extent required by applicable law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes. If the Administrative Agent, any Loan Party or any other applicable withholding agent is required by law to deduct any Taxes from or in respect of any sum paid or payable by any Loan Party under any Loan Document, then the applicable withholding agent shall make such deduction and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If any such Taxes are Indemnified Taxes or Other Taxes, then the sum payable shall be increased as necessary so that after all such required deductions of Indemnified Taxes or Other Taxes have been made (including deductions applicable to additional sums payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by, or required to be withheld or deducted from payments to, the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document, and any Other Taxes paid or payable by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for, and the calculation of, the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or under any other Loan Document shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required in this Section 2.17(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(i), (ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i) each Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement, whichever of the following is applicable:

(A) Two (2) duly completed, executed copies of IRS Form W-8BEN or IRS Form W-BEN-E (or successor forms) establishing eligibility for benefits of an income tax treaty to which the United States is a party,

(B) Two (2) duly completed, executed copies of IRS Form W-8ECI (or successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) duly completed, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms), and (y) a certificate substantially in the form of Exhibit I (a “United States Tax Compliance Certificate”) certifying that such Foreign Lender is not (A) a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), two (2) duly completed, executed copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners).

(ii) each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a party to this Agreement, two (2) duly completed, executed copies of IRS Form W-9 (or successor forms) certifying that such U.S. Lender is not subject to U.S. federal backup withholding.

(iii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two (2) duly completed, executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) If the Administrative Agent or any Lender determines, in its good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified or received additional amounts pursuant to this Section 2.17, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest, additions to tax or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to take any action to obtain any refund that would be, in the sole and reasonable judgment of the Administrative Agent or any Lender, legally or commercially or otherwise disadvantageous to a Lender in any material respect or to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Any resulting refund shall be governed by Section 2.17(f).

SECTION 2.18 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) In the event:

(i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12,

(ii) [Reserved.]

(iii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17, or

(iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld, conditioned or delayed and (y) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12 or the amounts paid pursuant to Section 2.17, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.17, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.12 in respect of such circumstances or event or shall waive its right to further payments under Section 2.17 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

(b) If (i) any Lender shall request compensation under Section 2.12 or (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.12 or would reduce amounts payable pursuant to Section 2.17, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01, 4.02 and/or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to actions taken by the Required Lenders (including approval of amendments, waivers and similar actions) and fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.20 Priority and Liens. At all times during the term hereof:

(a) The Borrower hereby represents and warrants that upon entry of each DIP Order, its Obligations hereunder and the Obligations of each Debtor under the other Loan Documents:

(i) pursuant to section 364(c)(1) of the Bankruptcy Code and subject to the Carve-Out, shall at all times constitute an allowed Superpriority Claim on a joint and several basis in the Case of such Loan Party;

(ii) pursuant to section 364(c)(2) of the Bankruptcy Code and subject to the Carve-Out, shall at all times be secured by first priority, valid, binding, enforceable and perfected security interests in, and Liens upon, all unencumbered tangible and intangible property of such Loan Party, including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens (collectively, the “DIP Collateral”) (excluding (x) assets of deferred compensation plans for financial advisors and (y) any Avoidance Actions (but including the proceeds therefrom); provided that, to the extent that the Bankruptcy Court grants a Lien on the proceeds of Avoidance Actions, the Administrative Agent and the Lenders shall use their best efforts to first use other DIP Collateral other than the proceeds of Avoidance Actions to repay the Obligations;

(iii) pursuant to section 364(c)(3) of the Bankruptcy Code and subject to the Carve-Out, shall at all times be secured by junior, valid, binding, enforceable and perfected security interests in, and Liens upon, all (A) property of such Loan Party’s estates that, on the Petition Date, was subject to a valid and perfected Lien (other than the Liens securing Indebtedness under the Pre-Petition Debt Documents) or becomes subject to a valid Lien perfected (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of prepetition claims is expressly permitted under the Bankruptcy Code (the “Permitted Prior Liens”), (B) property of such Loan Party’s estates that is subject to valid rights of setoff, and (C) property of such Loan Party’s estates that is subject to such other Liens as are expressly permitted under Section 6.02(c), (d), (e), (f), (g), (h), (k), (l), (m), (n) or (p) (such Liens described in this clause (C), along with the Permitted Prior Liens, the “DIP Permitted Liens”); provided that the Liens granted under the Loan Documents shall not be subject or subordinate to (1) notwithstanding anything to the contrary in the Loan Documents or the DIP Orders, any DIP Permitted Lien or security interest that is avoided and preserved for the benefit of the Loan Parties and their estates, (2) except as provided in the DIP Orders and the Loan Documents, any Liens arising after the Petition Date including, any Liens or security interests granted in favor of any federal, state municipal or other governmental unit, commission, board or court for any liability of the Loan Parties; (3) any intercompany or affiliate Liens of the Loan Parties or (4) the Liens of the Pre-Petition First Lien Loan Documents or the Pre-Petition Second Lien Loan Documents; and

(iv) pursuant to section 364(d)(1) of the Bankruptcy Code and subject only to the Carve-Out, shall at all times be secured by first priority, priming, valid, binding, enforceable and perfected security interests in, and Liens upon, the DIP Collateral of each Loan Party (the “Priming Liens”) to the extent the DIP Collateral is subject to existing liens that secure the obligations of such Loan Party under the Pre-Petition Debt Documents (the “Primed Liens”). The Priming Liens (x) shall be senior in all respects to the interests in such property of the Pre-Petition First Lien Lenders and the Pre-Petition Second Lien Lenders under the applicable Pre-Petition Debt Documents (and of the other “secured parties” referenced therein) and the related security documents, and (y) shall also be senior to any liens granted to provide adequate protection in respect of any of the Primed Liens. The Primed Liens shall be primed by and made subject and subordinate to the Priming Liens, but the Priming Liens shall not prime liens, if any, to which the Primed Liens are subordinate at the time of the commencement of the Cases.

(b) The Secured Parties’ Liens and Superpriority Claim as described in Section 2.20(a) shall have priority over any claims arising under sections 105 and/or 506(c) of the Bankruptcy Code, and shall be subject only to the Carve-Out. Except as set forth herein, no other claim having a priority superior to or pari passu with that granted to Secured Parties by the Interim DIP Order and Final DIP Order, whichever is then in effect, shall be granted or approved while any Obligations under this Agreement remain outstanding.

(c) Except for the Carve-Out, no costs or expenses of administration shall be imposed against the Administrative Agent, the Lenders, any other Secured Party or any of the Collateral under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, and the Borrower hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against Administrative Agent, the Lenders or any other Secured Party.

(d) Except for the Carve-Out, the Superpriority Claims shall at all times be senior to the rights of such Loan Party, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases (if any of such Loan Party’s cases are converted to cases under chapter 7 of the Bankruptcy Code).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized or incorporated, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing); except: (i) as listed in Schedule 3.01 or (ii) where failure to do so, in the case of any Company that is a Non-Loan Party, would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except in the case of clause (b) or (c) where the failure so to qualify would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject, in the case of each such Loan Party, to the terms thereof, each Loan Party has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02 Authorization. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject, in the case of each such Loan Party, to the terms thereof, the Transactions (a) have been duly authorized by all requisite corporate or limited liability company (or other organizational form), and, if required by Applicable Law, stockholder or member action, as applicable, of each Loan Party, (b) will not (i) violate (A) any provision of law, statute, rule or regulation or (B) any order of any Governmental Authority, except, in the case of this clause (i), such violation as could not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, (ii) be in conflict with, result in a breach of or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except such consequences as could not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Company (other than any Lien created hereunder or under the Security Documents) and (c) will not violate any provision of the certificate or articles of incorporation or certificate of formation or other constitutive documents or by-laws or limited liability company agreement or memorandum or articles of association of any Company.

SECTION 3.03 Enforceability. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject, in the case of each such Loan Party, to the terms thereof, this Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject, other than in the case of any Loan Party that is a Debtor, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity and an implied covenant of good faith and fair dealing.

SECTION 3.04 Governmental Approvals. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject, in the case of each such Loan Party, to the terms thereof, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party, except (i) solely with respect to any Loan Party that is not a Debtor, the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents or (ii) where the failure to obtain such order, consent, approval, license, authorization, validation, filing recording, registration or exemption would not reasonably be expected to have be materially adverse to the Companies, taken as a whole, or any Lender.

SECTION 3.05 Reserved.

SECTION 3.06 No Material Adverse Change. Since January 4, 2016, there have been no events or developments that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each Company has good and marketable title to, or valid leasehold interests in, or valid license to use, all properties that are necessary for the operation of their respective businesses as currently conducted (including each Mortgaged Property, if any), except where the failure to have such good title, interest or license would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender. All such properties and assets are free and clear of Liens other than Permitted Liens and minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) Each Company has complied in all respects with all obligations under all material leases and licenses to which it is a party, except where non-compliance would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

(c) Schedule 1.01(a) sets forth each real property owned in fee by any Loan Party as of the Closing Date.

SECTION 3.08 Companies. Schedule 3.08 sets forth as of the Closing Date a list of all of the Companies and the percentage ownership interest of such Company by one or more other Companies and the designation of such Company as a Subsidiary Guarantor or an Excluded Company.

SECTION 3.09 Litigation; Compliance with Laws; Anti-Money Laundering.

(a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against any Company or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) as to which, if adversely determined, would reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

(b) No Company or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

(c) No Company nor any director or officer, to the knowledge of any Company, any agent, employee or Affiliate of any Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person or country for the purpose of funding any operations in, financing any investments or activities in, or making any payments to any person or country subject to any U.S. sanctions administered by OFAC.

(d) Each Company is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) applicable anti-money laundering laws.

(e) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board) and no proceeds of any Borrowings will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock other than in accordance with the provisions of Regulation U, Regulation T or Regulation X issued by the Board.

SECTION 3.11 Investment Company Act. No Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.12 Use of Proceeds. The proceeds of the Loans under the DIP Facility shall be used in accordance with the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance) to: (i) provide working capital to the Loan Parties that are Debtors in the Cases; (ii) fund interest, discount, fees and other payments contemplated hereunder, including, without limitation, the Adequate Protection Payments; (iii) fund the Advisor Retention Loans up to an aggregate amount of $50,000,000; (iv) provide funding to each Broker-Dealer that is not a Debtor (other than J.P. Turner & Company, LLC) to the extent required to maintain sufficient Regulatory Net Capital and liquidity to permit continued operation of such Broker-Dealer, including as may be required under Applicable Laws or by any Regulatory Supervising Organization and (v) to provide funding to Subsidiaries that are not Debtors in the Cases. The proceeds of the Loans borrowed under the DIP Facility shall not be used to fund the operations of, or the administration of any Case of, any of RCAP Holdings, RCS Management, or any Subsidiary or Affiliate that is not Debtor, except as expressly set forth in clauses (iv) and (v) above.

SECTION 3.13 Tax Returns; Taxes. Each of the Companies has filed or caused to be filed all federal and material other Tax returns required to have been filed by it and has paid or caused to be paid all material Taxes (whether or not shown on a Tax return and including in the capacity as withholding agent) due and payable by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP. There is no current or proposed material Tax assessment, deficiency or other claim against any of the Companies.

SECTION 3.14 No Material Misstatements. No written information, report, financial statement, exhibit or schedule (other than general market data not prepared by or specific to the Companies) furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and upon assumptions believed by management of the Borrower to be reasonable at the time delivered.

SECTION 3.15 Employee Benefit Plans. The Companies and their respective ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder other than noncompliance which would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender. Except as would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of the Financial Accounting Standards Board Accounting Standards Codification 715 – Compensation – Retirement Benefits) did not, as of the last annual valuation date prior to the date of this Agreement, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.16 Environmental Matters. Except as set forth on Schedule 3.16 or except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, no Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Companies, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Companies, any basis to reasonably expect to become subject to any Environmental Liability.

SECTION 3.17 Labor Matters. Except as would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender: (a) there are no strikes or other labor disputes against any Company pending or, to the knowledge of any Company, overtly threatened in writing and (b) no Company has been in material violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

SECTION 3.18 [Reserved].

SECTION 3.19 Senior Indebtedness. To the extent any Subordinated Indebtedness is outstanding, the Obligations constitute “senior indebtedness,” “designated senior indebtedness” or any other such comparable term under, and as defined in, the Subordinated Loan Documents related thereto.

SECTION 3.20 Intellectual Property. Each of the Companies that is a Loan Party owns or has a license or other right to use all Intellectual Property necessary for the present conduct of its business, and operates its respective businesses without any known infringement or violation with the Intellectual Property rights of others, except for such Intellectual Property, licenses and rights, the loss of which, and such infringements, violations or conflicts that, in any such case, individually or in the aggregate would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

SECTION 3.21 Broker-Dealer and Investment Advisory Companies.

(a) The Loan Parties are not required to be registered with the SEC or any other governmental entity as a broker or dealer. Each Broker-Dealer which is required to be registered as a broker or dealer with the SEC under the Exchange Act is duly so registered, is a member of FINRA or another self-regulatory organization of which it is required to be a member, and is duly registered and licensed under any applicable state laws, is in compliance in all material respects with the applicable provisions of the Exchange Act and the rules thereunder, and is in compliance in all material respects with all applicable rules of FINRA except as would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender. Each Broker-Dealer is duly registered as a broker or dealer under, and in compliance in all material respects with the laws of all jurisdictions in which it is required to be so registered. All Persons associated with any Broker-Dealer required to be registered or licensed with FINRA or with any other self-regulatory organization or other governmental entity are duly registered or licensed except where any failure to be so registered or licensed individually, or in the aggregate, would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender. Each Investment Adviser Company which is required to be registered as an investment adviser with the SEC under the Investment Advisers Act is duly so registered. No proceeding is pending or threatened with respect to the suspension, revocation, or termination of any such registrations and the termination or withdrawal of any such registrations is not contemplated by the Loan Parties.

(b) To the knowledge of the Loan Parties, no Broker-Dealer or its “associated persons” (as defined in the Exchange Act) is currently ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker or dealer or “associated person” of a broker or dealer except as would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender. There are no proceedings or investigations pending by any governmental entity or self-regulatory organization that could likely result in ineligibility or statutory disqualification except as would not otherwise be materially adverse to the Companies, taken as a whole, or any Lender.

(c) Except as set forth on Schedule 3.21, each Broker-Dealer has maintained net capital (as such term is defined in Rule 15c3-1 under the Exchange Act) in excess of any

Early Warning Threshold and the minimum level of net capital required by the SEC or other applicable governmental entity or self-regulatory organization sufficient to permit each such Broker-Dealer to operate its business under FINRA rules.

(d) The Loan Parties have delivered or made available to all Lenders a true and correct copy of the currently effective Broker-Dealer Form BD and any amendments thereto filed with the SEC and FINRA by each Broker-Dealer. The information contained in such forms and reports and the information contained in the Investment Adviser Companies’ Forms ADV as on file with the Investment Adviser Registration Depository, was, at the time of filing, complete and accurate in all material respects. Each Broker-Dealer has made available to the Administrative Agent a true, correct and complete copy of such entity’s currently effective FINRA Membership Agreement. Each Broker-Dealer has not exceeded in any material way with respect to its business, the business activities enumerated in its FINRA Membership Agreement or any other applicable restriction agreement or other limitations imposed in connection with its FINRA or state registrations or licenses with any other self-regulatory organization or governmental authority.

(e) As of the date hereof, no Broker-Dealer has received notice that it is the subject of a disciplinary action by a governmental entity or self-regulatory organization alleging that the Broker-Dealer’s written supervisory procedures with respect to insider trading, privacy policies, business continuity plans, and anti-money laundering are inadequate.

(f) As of the date hereof, no Investment Adviser Company has received notice that it is the subject of a disciplinary action by a governmental entity alleging that the Investment Adviser Company’s code of ethics or compliance procedures with respect to insider trading, privacy policies and business continuity plans are inadequate.

(g) As of the date hereof, no Broker-Dealer or Investment Adviser Company has received notice that it is the subject of a disciplinary action by a governmental entity or self-regulatory organization alleging violation of privacy protection laws and regulations.

(h) No Broker-Dealer or Investment Adviser Company has received a notice from the SEC, FINRA, or any other government authority, self-regulatory organization or securities exchange of any alleged rule violation or other circumstance which could reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

(i) No governmental authorization, and no notice to or filing with, any governmental authority or any other third party is required for the exercise by any Lender of its rights under the Loan Documents, except with respect to the exercise of any remedies with respect to, or any other transfer of, the equity interests or assets of any Broker-Dealer, giving all necessary notices to third parties and obtaining all necessary governmental authorizations in connection with such exercise of remedies or transfer including, without limitation, to the extent required under the FINRA’s NASD Rule 1017, except, in each case, as would not otherwise be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

SECTION 3.22 Security Documents. With respect to each Loan Party that is a Debtor, upon the entry of the DIP Orders and subject to the terms thereof and except as expressly provided in Section 2.20, the DIP Orders (i) are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid, enforceable and perfected first priority Liens on, and security interests in, the Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject, in the case of each such Loan Party, to the terms thereof and except as expressly provided in Section 2.20, the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable first priority Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law.

SECTION 3.23 [Reserved].

SECTION 3.24 Certain Fees. No broker’s or finder’s fee or commission will be payable by any Loan Party with respect hereto or to any of the transactions contemplated by the Loan Documents, except as payable to the Agents and the Lenders pursuant to the Loan Documents.

SECTION 3.25 No Defaults. No Default has occurred and is continuing or would result from the consummation of the Transactions.

SECTION 3.26 Material Contracts. Each Material Contract of each Company is in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Company has delivered to the Administrative Agent a true and complete copy of each such Material Contract. No Company (nor, to its knowledge, any other party thereto) is in breach of or in default under any such Material Contract, except as a result solely of the commencement of the Cases and except where such breach or default has not and would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

SECTION 3.27 [Reserved.]

SECTION 3.28 Insurance. The properties of the Companies are insured with financially sound and reputable insurers (after giving effect to self-insurance), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Company operates.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS AND LENDING

SECTION 4.01 Conditions Precedent to Initial Borrowings. The effectiveness of this Agreement and the obligation of each Lender to make the Initial Loans to the Borrower on the Closing Date is subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions precedent:

(a) This Agreement, the Guarantee Agreement, the Collateral Agreement, the Intercreditor Agreement and each of the other Loan Documents and other documentation relating to the Loans provided hereunder shall be in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Lenders, and counterparts hereof and thereof shall have been duly executed by the applicable Loan Parties and each other party thereto and delivered to the Administrative Agent and the Collateral Agent.

(b) The Administrative Agent shall have received an opinion of Dechert LLP, counsel for the Loan Parties, and any local counsel for the Loan Parties, in each case, (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date, and (iii) covering customary matters relating to the Loan Documents and the Transactions.

(c) The Administrative Agent shall have received a certificate of each Loan Party substantially in the form of Exhibit H, with appropriate insertions and attachments, including such Loan Party’s organizational or constitutional documents and resolutions (including, if applicable, shareholder resolutions) or board minutes authorizing the execution, delivery and performance of its obligations under the Loan Documents and, in the case of the Borrower, the borrowings hereunder.

(d) The Administrative Agent and the Lenders shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented fees and expenses of outside counsel and financial advisors) incurred in connection with the Transactions.

(e) The Collateral Agent shall have received (i) all Pledged Securities (such term (or similar term) as defined in the Collateral Agreement), if any, required to be delivered to the Collateral Agent on the Closing Date pursuant to the Collateral Agreement, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Collateral Agent, (ii) evidence that all Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording or any other actions reasonably required to be taken by the Administrative Agent or the Collateral Agent under the Loan Documents and (iii) a certificate from the applicable Loan Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.02; provided that to extent that any items in the foregoing clause (i) are unable to be delivered by the Loan Parties on the Closing Date after their use of commercially reasonable efforts to do so, such items may be delivered within 15 days after the Closing Date (or such later date as the Administrative Agent or Required Lenders may agree).

(f) The Collateral Agent shall have received a Perfection Certificate dated the Closing Date and duly executed by a Responsible Officer of each of the Loan Parties.

(g) The Approved Reorganization Plan shall have been filed by each Debtor (other than the Subsequent Filing Loan Parties) in the Cases on the Petition Date.

(h) [Reserved].

(i) The Petition Date shall have occurred, and the Administrative Agent and the Required Lenders shall be reasonably satisfied with the form and substance of the First Day Orders sought by the Borrower, and such First Day Orders shall have been entered on or prior to the Closing Date.

(j) The Interim DIP Order Entry Date shall have occurred not later than three (3) days after the Petition Date.

(k) The Restructuring Support Agreement shall have become effective in accordance with its terms and shall be in full force and effect.

(l) On or prior to the Petition Date, the board of directors or other applicable governing body of each Subsequent Filing Loan Party shall have authorized such Subsequent Filing Loan Party to file a chapter 11 petition in the Bankruptcy Court in accordance with the Prepackaged Plan.

(m) The Administrative Agent shall have received a certificate of a Responsible Officer as to the satisfaction of the conditions set forth in this Section 4.01 and in Section 4.03.

(n) The Administrative Agent and the Lenders shall have received, and the Administrative Agent and the Required Lenders shall be reasonably satisfied with, the DIP Budget for the period of thirteen weeks commencing with the week during which the Petition Date occurred.

(o) [Reserved];

(p) No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(q) The amount of the Loans made on the Closing Date shall not exceed the amount authorized by the Interim DIP Order.

(r) The Administrative Agent shall have received, at least two (2) Business Days prior to the Closing Date, to the extent reasonably requested at least five (5) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(s) The Administrative Agent shall have received copies of a good standing certificate or certificate of status, as applicable and bring down good-standings for each Loan Party in its jurisdiction of organization.

(t) The Interim DIP Order shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders; provided that if the Interim DIP Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by any Loan Party of any of its respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

SECTION 4.02 Conditions Precedent to Delayed Draw Borrowing. The obligation of each Lender to its Delayed Draw Loan is subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions precedent:

(a) The Final DIP Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any material respect without the written consent of the Required Lenders; provided that if the Final DIP Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by any Loan Party of any of its respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

(b) (i) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final DIP Order, including a final cash management order and any order establishing procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court and (ii) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.

(c) The Borrower shall have paid all Fees and reasonable and documented out-of-pocket expenses of the Lenders (including the reasonable and documented fees and expenses of outside counsel and financial advisors) accrued and payable on or prior to the date of such Borrowing.

(d) The aggregate amount of the Loans made on or prior to such date shall not exceed the aggregate amount authorized by the Final DIP Order.

(e) The Administrative Agent shall have received an opinion of Dechert LLP, counsel for the Loan Parties, and any local counsel for the Loan Parties, in each case, (i) dated as of the date of such Borrowing, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders as of the date of such Borrowing and (iii) covering customary matters relating to the Loan Documents and the Transactions.

(f) From and after January 4, 2016, there shall have been no Attrition greater than 10% of the Gross Dealer Concessions of all Independent Financial Advisors (excluding Cetera Investment Services, Inc. which has no Independent Financial Advisors) and the Financial Institution Clients of Cetera Investment Services, Inc.

(g) The board of directors of the Borrower shall have adopted, and the Administrative Agent and the Lenders shall have received (and the Administrative Agent and the Required Lenders shall be reasonably satisfied with), the Retention Plan.

(h) The Administrative Agent shall have received a certificate of a Responsible Officer as to the satisfaction of the conditions set forth in this Section 4.02 and in Section 4.03.

SECTION 4.03 Conditions Precedent to all Borrowings. The obligation of each Lender to make advances to the Borrower in accordance with Section 2.01 is subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions precedent:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties set forth in Section 2.20 and Article III and in each other Loan Document shall be true and correct in all material respects (and in all respects with respect to representations and warranties qualified by materiality) on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects with respect to representations and warranties qualified by materiality) as of such earlier date.

(c) At the time of and immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(d) The making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(e) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) through (e) of this Section 4.03.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than indemnification and other contingent obligations, in each case, not then due and owing) then payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) other than with respect to the Borrower, to the extent that the failure to do so would not reasonably be expected to be materially adverse to any Loan Party or Lender or (ii) as otherwise expressly permitted under Section 6.04.

(b) (i) Comply with all Requirements of Law except (x) for such non-compliance that would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender or (y) to the extent excused or unenforceable under the Bankruptcy Code, and (ii) maintain property used or useful to the conduct of its business in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case to the extent the failure to do so would not be reasonably expected to be materially adverse to the Companies, taken as a whole, or any Lender.

SECTION 5.02 Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers on customary terms for similar businesses; maintain such other insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including hazard and business interruption insurance, public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable or mortgage endorsement, as applicable, and cause all such policies to name the Administrative Agent and the Collateral Agent as an additional insured, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent in each case as of the Closing Date in the case of such policies existing on the Closing Date and, in the case of such policies issued after the Closing Date, within 10 days of issuance of such policy (or such later date as the Administrative Agent or Required Lenders may agree); at the Administrative Agent’s request, deliver certified copies of all such policies to the Collateral Agent; and use commercially reasonable efforts to cause each such policy to contain a non-cancellation endorsement (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice (as such period may be extended by the Administrative Agent) by the insurer to the Administrative Agent or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent (or such later date as the Administrative Agent or Required Lenders may agree).

(c) If at any time the area in which any Improvements (as defined in the Mortgages) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (i) obtain flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to applicable Flood Insurance Laws and (ii) deliver to the Administrative Agent customary evidence of such insurance.

SECTION 5.03 Payment of Obligations. Pay and discharge promptly when due (a) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, and (b) all lawful claims for labor, materials and supplies or otherwise (in the case of any Debtor, solely to the extent arising post-petition) that, if unpaid, could reasonably be expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment or governmental charge or levy (i) in the case of any Debtor, subject to the Bankruptcy Code and to the extent that the same is excused by the Bankruptcy Court or the Bankruptcy Code, and (ii) in the case of any Loan Party that is not a Debtor, so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and (y) the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.04 Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within 90 days (or by such earlier date as the SEC may require for the filing of annual reports on Form 10-K) after the end of each fiscal year, commencing with the fiscal year ended December 31, 2015, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, and a written statement of the Borrower’s management setting forth a discussion of the Borrower’s financial condition and results of operations, in each case, for the fiscal year then ended, including the notes thereto, all in reasonable detail, setting forth comparative figures for the immediately preceding fiscal year, and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year;

Such financial statements shall be audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to the scope of such audit or contain any “going concern” qualification (other than a “going concern qualification” with respect to the Cases)) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied;

(b) within 45 days (or by such earlier date as the SEC may require for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and a written statement of the Borrower’s management setting forth a discussion of the Borrower’s financial condition and results of operations, in each case, for the fiscal quarter then ended and the then elapsed portion of the fiscal year, all in reasonable detail setting forth comparative figures for the same periods in the immediately preceding fiscal year and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied, subject to normal year-end audit adjustments and the absence of required footnote disclosures;

(c) within two Business Days after its filing with the Bankruptcy Court, a copy of each “Monthly Operating Report” filed with the Bankruptcy Court; and, concurrently therewith, (i) a monthly operating report for the retail segment that includes an income statement and provides detail as to asset levels, recruitment and attrition statistics of financial advisors and FTEs and (ii) such other information as the Required Lenders may reasonably request (so long, in the case of this clause (ii), as such other information is reasonably available to the Borrower); provided that the obligations set forth in this subsection (c) shall be deemed satisfied to the extent such information is included in the “Monthly Operating Report” filed with the Bankruptcy Court for the applicable month on or prior to the date specified for compliance in this Section 5.04(c);

(d) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, a certificate of a Financial Officer substantially in the form of Exhibit F (a “Compliance Certificate”) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(e) [reserved];

(f) the Borrower shall, (i) on a date (which shall be a Business Day) following the end of each of its fiscal years (which date will be specified by Borrower to the Administrative Agent in writing at least 10 days prior to such date and which date shall be no later than 120 days following the end of each such fiscal year), hold a meeting (which may be telephonic) and (ii) upon the reasonable request of the Administrative Agent, on a date (which shall be a Business Day) following the end of each of the first three fiscal quarters of each fiscal year (which date will be specified by Borrower to the Administrative Agent in writing at least 7 days prior to such date and which date shall be no later than 60 days following the end of each such period), participate in a conference call, in each case, with the Administrative Agent and the Lenders that choose to attend, to discuss the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal year or such fiscal quarter (and for the period from the beginning of the current fiscal year to the end of such fiscal quarter), as the case may be;

(g) promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by any Company (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any Company shall send to the holders of any publicly issued debt of any Company, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement);

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i) promptly, from time to time, and subject to the limitations set forth in the last sentence of Section 5.07(a), such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(j) (i) promptly provide the Administrative Agent and the Lenders with (A) all Financial and Operational Combined Uniform Single (FOCUS) Reports provided to FINRA or filed with the SEC in respect of each Broker-Dealer; (B) for each Broker-Dealer that does not qualify for an exemption from Rule 15c3-3 under the Exchange Act pursuant to paragraph (k) thereof, a weekly report setting forth the 15c3-3 reserve calculations of such Broker-Dealer, including without limitation, the underlying calculation used to produce such reserve calculations; (C) on a bi-weekly basis, all reports provided by any Broker-Dealer to FINRA under FINRA Rule 4530 (other than reports required pursuant to Sections (a)(2), (d)(e), (f)(4), (g) and (h) thereof); (D) all other material written presentations and reports with respect to one or more Broker-Dealers provided to any Regulatory Supervisory Organization or any of the clearinghouses, clearing banks or clearing brokers through which such Broker-Dealer transacts

(together with the Regulatory Supervisory Organizations, collectively, the “Relevant Organizations”) with respect to such Broker-Dealer’s net capital, liquidity and compliance with financial responsibility rules; (E) any “early warning” notification of reductions in its level of Regulatory Net Capital delivered by a Broker-Dealer to a Regulatory Supervisory Organization, including those under Rule 17a-11 under the Securities Exchange Act of 1934 or FINRA Rule 4120; (F) any notice received by a Broker-Dealer under FINRA Rule 4110; and (G) any written communications received by the Borrower or any other Company from a Relevant Organization with respect to any material investigation or inquiry that could reasonably be expected to lead to an enforcement action; and (ii) provide the Administrative Agent and the Lenders on a weekly basis, or such other frequency as may be agreed between the Borrower and the Required Lenders, with an oral report with regard to all communications with the Relevant Organizations relating to the matters described in clause (i) above;

(k) (i) commencing on the second Thursday after the Petition Date and no later than Thursday of each succeeding calendar week, and on any other date on which a Borrower may deliver the same to the Bankruptcy Court, (A) a Budget Variance Report as of the end of the immediately preceding calendar week and (B) an Operational Report as of the end of the immediately preceding calendar week and (ii) every four weeks, and on any other date on which a Borrower may deliver the same to the Bankruptcy Court, a DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated budget for such period; provided that the Required Lenders, in their reasonable discretion, shall have the right to dispute any updates or amendments contained in any budget delivered pursuant to this clause (ii) by providing the Borrower specific notice thereof within five (5) Business Days after the delivery by the Borrower of such updates or amendments; provided, further, that, (x) to the extent the Required Lenders do not provide such dispute notice within such period of five (5) Business Days, the updates to or amendments of the DIP Budget shall be deemed approved and consented to by the Required Lenders and shall be deemed to constitute the DIP Budget upon the expiration of such period of five (5) Business Days, and (y) to the extent the Required Lenders do provide such dispute notice within such period of five (5) Business Days, then the DIP Budget, without giving effect to such updates or amendments, shall continue to constitute the DIP Budget until otherwise agreed to among the Loan Parties and the Required Lenders; and

(l) (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to the Creditors’ Committee, any other statutory committee appointed in the Cases or the United States Trustee, as the case may be, the Final DIP Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, the Approved Reorganization Plan or any other reorganization plan to be filed with the Bankruptcy Court and/or any disclosure statement related thereto and (ii) by the earlier of (1) two Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (2) at the same time as such documents are provided by any of the Debtors to the Creditors’ Committee, any other statutory committee appointed in the Cases or the United States Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure.

To the extent any document required to be delivered pursuant to Section 5.04(a), (b) or (g) is filed with the SEC electronically and is fully available to the public generally at or prior to the time such document is required to be delivered pursuant to this Section 5.04, such document shall be deemed to have been delivered on the date on which such document is filed and posted unless the Borrower provides the Administrative Agent with prior written notice that such filing is not intended to satisfy any delivery requirement hereunder.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent prompt written notice of any of the following:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Company that, if determined adversely would reasonably be materially adverse to the Companies, taken as a whole;

(c) the occurrence or reasonable expectation of an occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, or is reasonably expected to occur, would reasonably be expected to result in the imposition of a Lien on any Company or liability of any Company in an aggregate amount that could reasonably be expected to be materially adverse to the Companies, taken as a whole; and

(d) any development that could reasonably be expected to be materially adverse to the Companies, taken as a whole.

SECTION 5.06 Information Regarding Collateral.

(a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s form of corporate organization, (iv) in any Loan Party’s chief executive office or (v) in any Loan Party’s organizational identification number, if any. The Companies also agree to promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) At the time of each delivery of the monthly financial statements with respect to the preceding fiscal month pursuant to Section 5.04(c), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06, or if there are changes, setting forth the information required pursuant to Sections 1(a) and 2 of the Perfection Certificate.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP are made of all material financial dealings and transactions in relation to its business and activities. Each Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders to, upon written notice to the Borrower and at the Borrower’s expense, visit and inspect the financial records and the properties of such Person at reasonable times and frequency and to make extracts from, and copies of, such financial records, and permit any representatives designated by the Administrative Agent or the Required Lenders to discuss the affairs, finances and condition of such Person with the officers thereof and (provided that a representative of the Borrower is given the opportunity to be present) independent accountants therefor; provided that, so long as no Event of Default has occurred and is continuing, (i) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 5.07, (ii) any such visit and inspection by the Administrative Agent in excess of two per calendar year shall be at the expense of the Administrative Agent. Notwithstanding anything to the contrary in Section 5.04(i) or this Section 5.07, no Company shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower shall use commercially reasonable efforts to obtain, and thereafter maintain, facility and recovery ratings (but, in each case, no particular rating) of the Credit Facilities by Moody’s.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws. Except as would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action required by Environmental Law in accordance in all material respects with Environmental Laws; provided, however, that no Company shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.10 Further Assurances; Additional Subsidiary Guarantors; Pledge of Additional Stock.

(a) Subject to any applicable limitations set forth in the Security Documents, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Subject to any applicable limitations set forth in the Security Documents, the Companies will cause each of their respective direct or indirect Subsidiaries (other than any Excluded Company) formed or otherwise purchased or acquired after the Closing Date, and each other wholly owned direct or indirect Subsidiary of a Company that ceases to constitute an Excluded Company, within 15 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Required Lenders may agree in their reasonable discretion), to execute a supplement to each of the Guarantee Agreement and any applicable Security Document in order to become a Subsidiary Guarantor under the Guarantee Agreement and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent, will cause the certificates, if any, representing the Capital Stock of such Subsidiary of such Company and intercompany notes owing from such Subsidiary of such Company to any Loan Party to be delivered to the Collateral Agent to the extent required by the applicable Security Documents, together with stock powers or other appropriate instruments of transfer duly endorsed in blank, and will cause such Subsidiary of such Company to take all other action reasonably requested by the Collateral Agent to grant a perfected Lien on and security interest in its assets to substantially the same extent as created by the Loan Parties on the Closing Date.

Subject to any applicable limitations set forth in the Security Documents, if any assets are acquired by the Borrower or another Loan Party after the Closing Date (other than assets (i) with a fair market value (determined at the time of acquisition of such assets) less than $1,000,000 (as such fair market value is reasonably determined by the Borrower in good faith), (ii) constituting Excluded Collateral and (iii) constituting Collateral under the applicable Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof), the Companies will within 15 days of the acquisition thereof (or such longer period as the Required Lenders may agree in their reasonable discretion) notify the Collateral Agent thereof and will within 15 days of the acquisition thereof (or such longer period as the Required Lenders may agree in their reasonable discretion) cause such assets to be subjected to valid and enforceable Liens securing the Obligations and will take, and cause the applicable Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens in accordance with all requirements of applicable law consistent with the applicable requirements of the Security Documents.

Such security interests and Liens will be created under and as required by the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent or Collateral Agent all such instruments and documents (including the Flood Documentation, legal opinions, title insurance policies, surveys and lien searches) as the Collateral Agent shall reasonably request in connection therewith.

(b) Subject to any applicable limitations set forth in the Security Documents, the Companies will cause all certificates representing Equity Interests and Stock Equivalents of any Company (other than any Excluded Equity Interests) held directly by a Loan Party, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank under the Security Documents.

SECTION 5.11 Registration Status. The Companies shall maintain the Investment Adviser Companies’ status as registered “investment advisers” under the Investment Advisers Act, except where the failure to maintain such registration would not be reasonably likely to be materially adverse to the Companies, taken as a whole, or any Lender. The Companies shall cause each Broker-Dealer that is not a Debtor to maintain (i) its registration as a registered “broker-dealer” under the Exchange Act and under the laws of each state in which such registration is required in connection and where a failure to obtain such registration would be likely to be materially adverse to the Companies, taken as a whole, or any Lender and (ii) its membership in FINRA and each other Regulatory Supervisory Organization necessary for the operation of its business, except where the failure to maintain such registration would not be reasonably likely to be materially adverse to the Companies, taken as a whole, or any Lender.

SECTION 5.12 Regulatory Matters. Each Company shall cause (a) (i) the Broker-Dealers to take all reasonable action to maintain all rights, privileges, broker-dealer licenses and memberships, broker-dealer registrations necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, (ii) all Broker-Dealers to comply with all material rules and regulations of the SEC and FINRA applicable to it (including such rules and regulations dealing with net capital requirements) and, to the extent applicable to any Broker-Dealer, all similar, equivalent or comparable foreign statutes, rules, regulations and other regulatory requirements, except, in each case, where the failure to so comply would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, (iii) all Broker-Dealers to deliver after the end of each fiscal quarter of each fiscal year of the Borrower or promptly after the date such information is filed with the SEC, a copy of each Broker-Dealer’s Financial and Operational Combined Uniform Single Report filed with the SEC for such fiscal quarter and (iv) all Broker-Dealers to promptly deliver copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Company, in each case which are reasonably likely to be determined adversely and which if determined adversely, would reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, and (b) (i) all of its Investment Adviser Companies to take all reasonable action to maintain all rights, privileges and investment adviser registrations necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, (ii) all of its Investment Adviser Companies to comply with all material rules and regulations of the SEC applicable to it and, to the extent applicable to any Investment Adviser Company, all similar, equivalent or comparable foreign statutes, rules, regulations, and other regulatory requirements, except, in each case, where the failure to so comply would not reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, and (iii) unless previously delivered, all of its Investment Adviser Companies to promptly deliver copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Investment Adviser Company, in each case which are reasonably likely to be determined adversely and which if determined adversely, would reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender.

SECTION 5.13 Compliance with Contracts. Perform and observe all material terms and provisions of each material contract to be performed or observed by it (except to the extent of breaches or violations thereof arising solely from the commencement of the Cases), maintain each such material contract to which it is a party in full force and effect, and enforce each such material contract in accordance with its material terms except where the failure to do so, either individually or in the aggregate, would not be reasonably expected to be materially adverse to the Companies, taken as a whole, or any Lender (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Loan Documents).

SECTION 5.14 OFAC. Comply in all respects with all applicable laws, rules, regulations, and orders of or administered by OFAC.

SECTION 5.15 First and Second Day Orders. Cause all proposed “first day” orders and “second day” orders submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Lenders in all respects, it being understood and agreed that the forms of orders approved by the Administrative Agent and the Lenders prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects and are reasonably acceptable to the Required Lenders in their sole discretion.

SECTION 5.16 Certain Case Milestones. Ensure the satisfaction of the following milestones relating to Cases in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders), as well as certain other agreed milestones as may relate to the Cases (collectively, the “Milestones” and individually, a “Milestone”):

(a) the Borrower shall file a motion seeking approval of the DIP Facility on the Petition Date, and the Interim DIP Order shall be entered by the Bankruptcy Court in the Cases no later than three (3) Business Days after the Petition Date;

(b) on or prior to the Petition Date, the board of directors or other applicable governing body shall have authorized each Subsequent Filing Loan Parties to file a chapter 11 petition with the Bankruptcy Court;

(c) each Debtor (other than the Subsequent Filing Loan Parties) in the Cases shall file the Disclosure Statement on or prior to February 5, 2016;

(d) an order approving assumption of the Restructuring Support Agreement shall be entered by the Bankruptcy Court in the Cases no later than thirty-five (35) days after the Petition Date;

(e) the Final DIP Order shall be entered by the Bankruptcy Court in the Cases no later than thirty-five (35) calendar days after the Petition Date;

(f) each Subsequent Filing Loan Party shall file a Case on or before March 25, 2016 and shall file the Prepackaged Plan on or prior to such date;

(g) each Subsequent Filing Loan Party shall, on the date such Subsequent Filing Loan Party files its Case, file a motion seeking to assume its Obligations under the Loan Documents (the “DIP Assumption Motion”), which motion shall be reasonably acceptable in form and substance to the Administrative Agent, the Lenders and the Borrower, and, to the extent relating to the Pre-Petition First Lien Lenders, the Pre-Petition First Lien Agent, the Pre-Petition Second Lien Lenders or the Pre-Petition Second Lien Agent, be subject to Pre-Petition Agent Approval;

(h) an order approving the DIP Assumption Motion, which order shall be reasonably acceptable in form and substance to the Administrative Agent, the Lenders and the Borrower, and, to the extent relating to the Pre-Petition First Lien Lenders, the Pre-Petition First Lien Agent, the Pre-Petition Second Lien Lenders or the Pre-Petition Second Lien Agent, be subject to Pre-Petition Agent Approval, shall be entered in the applicable Case no later than fourteen (14) days after the date of filing of such DIP Assumption Motion;

(i) each Subsequent Filing Loan Party shall, on the date such Subsequent Filing Loan Party files its Case, file a motion seeking to assume its obligations under the Restructuring Support Agreement (the “RSA Assumption Motion”), which motion shall be reasonably acceptable in form and substance to the Administrative Agent, the Lenders and the Borrower and, to the extent relating to the Pre-Petition First Lien Lenders, the Pre-Petition First Lien Agent, the Pre-Petition Second Lien Lenders or the Pre-Petition Second Lien Agent, be subject to Pre-Petition Agent Approval;

(j) an order approving the RSA Assumption Motion, which order shall be reasonably acceptable in form and substance to the Administrative Agent, the Lenders and the Borrower, and to the extent relating to the Pre-Petition First Lien Lenders, the Pre-Petition First Lien Agent, the Pre-Petition Second Lien Lenders or the Pre-Petition Second Lien Agent, be subject to Pre-Petition Agent Approval, shall be entered in the applicable Case no later than thirty-five (35) Business Days after the date of filing of such motion;

(k) each Subsequent Filing Loan Party shall complete solicitation of votes on the Prepackaged Plan on or before March 15, 2016, and shall have received votes from Pre-Petition First Lien Lenders and Pre-Petition Second Lien Lenders consistent with section 1126 of the Bankruptcy Code (which shall include a sufficient number of votes to satisfy the claims voting acceptance threshold established by section 1126 of the Bankruptcy Code).

(l) an order approving the Disclosure Statement shall be entered by the Bankruptcy Court in the cases no later than forty (40) days after the Petition Date;

(m) the Confirmation Order and an order confirming the Prepackaged Plan shall be entered by the Bankruptcy Court in the Cases no later than May 1, 2016; and

(n) the Effective Date shall occur no later than May 15, 2016.

SECTION 5.17 Post-Closing Actions.

(a) No later than 30 days following the Closing Date (or such later time as agreed to in writing by the Administrative Agent in its sole discretion) each Loan Party shall deliver or cause to be delivered to the Administrative Agent an executed control agreement in accordance with Sections 4.03(f) and 4.03(g) of the Collateral Agreement with respect to each Deposit Account, Securities Account or Commodity Account (in each case, as defined in the Collateral Agreement) in existence on the Closing Date (other than any such accounts not required to be subject to Control (as defined in the Collateral Agreement) pursuant to the Collateral Agreement).

(b) The Loan Parties shall take each of the other actions set forth on Schedule 5.17 not later than the dates set forth on such Schedule.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than indemnification and other contingent obligations, in each case, not then due and owing) then payable under any Loan Document have been paid in full, the Borrower will not, and will not cause or permit any of its Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under the Loan Documents, the Pre-Petition First Lien Loan Documents or the Pre-Petition Second Lien Loan Documents;

(b) Indebtedness outstanding on the Closing Date listed on Schedule 6.01;

(c) Indebtedness (including Capital Lease Obligations, Synthetic Lease Obligations, and mortgage financings as purchase money obligations) and Disqualified Stock existing on the Petition Date, without any subsequent amendment or other modification thereto or extension thereof, and incurred by any Company to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment, whether through the purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of any Company under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of such Company; provided that such Indebtedness was incurred prior to or within 270 days after such purchase, lease, construction, installation, repair or improvement of such property, plant or equipment;

(d) Indebtedness incurred by any Company constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(e) Indebtedness arising from agreements of any Company providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with a permitted disposition of any business or assets of such Company and the deferred purchase price of assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of a Company for the purpose of financing such acquisition;

(f) Indebtedness of a Loan Party owing to a Company incurred prior to the Petition Date; provided that any such Indebtedness owing to a Non-Loan Party is unsecured and is subordinated in right of payment to the Obligations; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Company ceasing to be a Company or any other subsequent transfer of any such Indebtedness (except to a Company) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(g) to the extent permitted by Section 6.03, Indebtedness of a Non-Loan Party owing to a Company; provided that any subsequent transfer of any such Indebtedness (except to a Company) shall be deemed to be an incurrence of such Indebtedness not permitted by this clause;

(h) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) under Hedging Agreements in effect on the Petition Date, without any subsequent amendment or other modification thereto or extension thereof, for the purpose of limiting interest rate risk with respect to exchange rate risk or commodity pricing risk;

(i) obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by any Company or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(k) any Guarantee by any Company of Indebtedness or other obligations of any Company so long as in the case of a Guarantee by a Non-Loan Party, such Indebtedness could have been incurred directly by the Company providing such Guarantee;

(l) (i) Indebtedness incurred in the ordinary course of business of the Companies with banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances and other cash management services, and (ii) Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case incurred in the ordinary course of business and in connection with deposit accounts;

(m) Indebtedness issued by any Company prior to the Petition Date, without any subsequent amendment or other modification thereto or extension thereof, to future, current or former officers, directors, managers, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent described in Section 6.05(a)(iii);

(n) Indebtedness of Docupace Technologies, LLC, provided that no other Company is an obligor thereunder and that the aggregate outstanding principal amount of thereof does not exceed $2,000,000 at any time;

(o) (i) Indebtedness or other obligations incurred by a Cetera Broker-Dealer to a clearinghouse in the ordinary course of business arising from customer activities and clearing and clearing-related activities, and (ii) Indebtedness arising from agreements entered into in the ordinary course of business by a Cetera Broker-Dealer providing for indemnification of a clearing broker in connection with margin lending and clearing and clearing-related activities of customers introduced by such Cetera Broker-Dealer; and

(p) other Indebtedness expressly provided for in the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance) or the DIP Orders.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (real or personal, tangible or intangible), except:

(a) Liens on property or assets of any Company existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien does not extend to any other property or asset of any Company other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 6.01 and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents, the DIP Orders, the Pre-Petition First Lien Loan Documents or the Pre-Petition Second Lien Loan Documents;

(c) Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, surety bonds or statutory obligations incurred in the ordinary course of business and consistent with past practice;

(f) Liens to secure the performance of bids, trade contracts (other than for Indebtedness), payment of premiums to insurance carriers, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Companies;

(h) Liens existing on the Petition Date solely in real property, improvements to real property or equipment (or, in the case of improvements, constructed) by any Company; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(c), (ii) such Liens were incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction or improvement), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such Liens do not apply to any other property or assets of any Company;

(i) judgment Liens securing judgments not constituting an Event of Default under Section 7.01;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(l) Liens that are rights of setoff, bankers liens or similar non-consensual liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries arising in the ordinary course of business;

(m) Liens arising from precautionary UCC filing statements regarding operating leases or consignments;

(n) (i) contractual or statutory Liens of landlords, to the extent relating to the property and assets relating to any lease agreements with such landlord (so long as the rent payable under any such lease agreement is not more than 30 days past due, unless being contested in good faith and for which reserves have been established in accordance with GAAP), (ii) contractual Liens of suppliers (including sellers of goods) or service providers to the extent limited to property or assets relating to such contract, (iii) contractual or statutory Liens of governmental or other customers to the extent limited to the property or assets relating to such contract, and (iv) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute, in each case, incurred or granted in the ordinary course of business;

(o) licenses, existing on the Petition Date, of the Intellectual Property of any Company so long as such licenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of such Company, or (ii) materially impair the value of the Intellectual Property subject thereto;

(p) Liens with respect to earnest money deposits made in connection with any Asset Sale, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(q) Liens on assets of or held by a Cetera Broker-Dealer in the ordinary course of such Cetera Broker-Dealer’s business or to secure Indebtedness of a type described in Section 6.01(o);

(r) Liens on assets of Docupace Technologies, LLC (including Equity Interests owned by Docupace Technologies, LLC issued by other Non-Loan Parties) securing Indebtedness permitted under Section 6.01(n); provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of any Loan Party and (ii) such Liens extending to the assets of Docupace Technologies, LLC secure only Indebtedness incurred by Docupace Technologies, LLC pursuant to Section 6.01;

(s) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted pursuant to Section 6.01(d);

(t) Liens on (i) cash deposits maintained for regulatory capital requirements or held on behalf of clients in the course of the ordinary course of business and (ii) receivables required to be directed for subsequent payment to clients in the ordinary course of business; and

(u) other Liens on assets securing Indebtedness, and attaching to assets having a value, and attaching to assets with a value, not to exceed $1,000,000 at any one time outstanding.

SECTION 6.03 Investments, Loans and Advances. Purchase, hold or acquire any Investment except:

(a) Investments held by any Company in the form of Permitted Investments or that were Permitted Investments when made;

(b) loans or advances to officers, directors, employees, consultants and independent contractors of any Company (i) for travel, entertainment, relocation and analogous ordinary business purposes and (ii) to the extent outstanding on the Petition Date, in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash or Permitted Investments are actually advanced pursuant to this clause (ii); provided further that the aggregate principal amount outstanding at any time under clause (i) above shall not exceed $3,750,000;

(c) Investments by (i) any Company in the Borrower or any wholly-owned Subsidiary of the Borrower that is a Subsidiary Guarantor or a Broker-Dealer and (ii) any wholly-owned Subsidiary of the Borrower in Borrower or a wholly-owned Subsidiary of the Borrower that is a Subsidiary Guarantor or a Broker Dealer; provided that any such Investments by a Loan Party in a Non-Loan Party shall be made in the form of Indebtedness (other than Indebtedness described in subsection (l) of this Section 6.03), and such Non-Loan Party shall provide a note evidencing such Indebtedness to such Loan Party, which note shall be pledged to the Collateral Agent pursuant to the Security Documents, provided that, in each case, such Investments are either (x) outstanding on the Petition Date or (y) consistent with the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance) and permitted by the DIP Orders;

(d) to the extent constituting Investments, transactions expressly permitted (other than by reference to Section 6.03) under Sections 6.01, 6.02, 6.04 (including the receipt of noncash consideration for the dispositions of assets permitted thereunder), 6.05 and 6.06;

(e) Investments in Hedging Agreements permitted under Section 6.01;

(f) promissory notes and other noncash consideration received in connection with dispositions permitted by Section 6.04(b);

(g) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) margin loans extended by any Cetera Broker-Dealer to customers and (iii) customary trade arrangements with customers;

(h) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i) the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with Persons other than the Companies in the ordinary course of business;

(j) subject to, and in accordance with, the cash management orders entered in the Cases, advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(k) Guarantees of any Company of leases entered into in the ordinary course of business;

(l) to the extent otherwise consistent with the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance) and the DIP Orders, Investments consisting of contributions by any Company to the capital of any Broker-Dealer, or Investments in any Broker-Dealer consisting of subordinated Indebtedness that qualifies as having been issued pursuant to a satisfactory subordination agreement, as that term is used for purposes of Appendix D to Rule 15c3-1 under the Exchange Act, to the extent such Investments are required to permit the continued operation and liquidity of such Broker-Dealer, including as may be required by applicable law or regulation;

(m) Investments by any Company in the Equity Interests of Persons that are affiliated with independent Financial Advisors of the Borrower or its Subsidiaries in an aggregate amount at any time outstanding not to exceed $10,000,000;

(n) subject to and in accordance with the orders entered in the Cases and the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance), Investments constituting loans to Financial Advisors affiliated with the Borrower (other than loans to Affiliates (that are not Companies) or their respective representatives) under the Retention Plan (i) in an aggregate amount for such loans not to exceed $65,000,000, plus (ii) Investments consisting of agreements to forgive existing retention loans outstanding on the Petition Date, in an aggregate amount not to exceed $10,000,000 for all such loans forgiven (the loans contemplated by the foregoing clause (i) are referred to herein as “Advisor Retention Loans”);

(o) Investments in the form of ordinary course loans to Financial Advisors affiliated with the Borrower or any of its Subsidiaries (other than loans to Affiliates (that are not Companies) or their respective representatives) consistent with past practice in an aggregate amount for such loans not to exceed $15,000,000 during the term of this Agreement;

(p) Investments in the ordinary course of business consistent with practice in one or more mutual funds designated by a Financial Advisor who is affiliated with the Borrower, to the extent that such Investments comprise part of such Financial Advisor’s deferred compensation plan; and

(q) Investments in existence on the Closing Date and described on Schedule 6.03.

SECTION 6.04 Mergers, Consolidations, Sales of Assets and Acquisitions.

(a) Merge, consolidate or amalgamate with or into any other Person, or permit any other Person to merge, consolidate or amalgamate with or into it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or line of business, unit or division of such Person, except that (A) any Subsidiary of the Borrower or any other Person may be merged, consolidated or amalgamated with or into the Borrower; provided that the Borrower shall be the continuing or surviving Person and the security interest granted by the Borrower pursuant to the DIP Orders and the Security Documents shall remain in full force and effect, (B) any Company (other than the Borrower) may merge, consolidate or amalgamate with or into any other Company or any other Person (or dispose of all or substantially all of its business units, assets and other properties) in a transaction in which the surviving entity is or becomes a Subsidiary of a Company (and in the case of any merger, consolidation, amalgamation or disposition involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving entity and the security interest granted by the such Loan Party pursuant to the DIP Orders and/or the Security Documents (as the case may be) shall remain in full force and effect or the Person formed by or surviving any such merger, consolidation, amalgamation, or disposition (if other than a Subsidiary Guarantor) shall execute a supplement to the Guarantee and any applicable Security Documents), (C) any Non-Core Company may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets in a transaction permitted by clause (b)(i) or clause (b)(ii) below, (D) Advisor Direct, Inc. may liquidate or dissolve, (E) J.P. Turner & Company, LLC may liquidate or dissolve with the prior written consent of the Required Lenders and (F) any Company (other than the Borrower) may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary (provided that, if such transferring Company is a Subsidiary Guarantor, the transferee in such transaction shall be the Borrower or another Subsidiary Guarantor).

(b) Make any Asset Sale (other than those Asset Sales permitted under paragraph (a) above), except for:

(i) sales, transfers or other dispositions of other assets for fair market value by any Company; provided that (A) with respect to any disposition (other than a disposition of assets of a Non-Core Company) pursuant to this Section 6.04(b)(i), such Company shall receive 100% of such consideration in the form of cash and (B) the Net Cash Proceeds thereof shall be promptly applied to the prepayment of the Loans as required by Section 2.13(b);

(ii) any Company may dispose of property or assets to Borrower or any wholly owned Subsidiary of Borrower, and any wholly owned Subsidiary of Borrower may dispose of property or assets to a wholly owned subsidiary of Borrower; provided that (A) if the transferor of such property is a Subsidiary Guarantor or the Borrower, the transferee thereof must either be the Borrower or a Subsidiary Guarantor, and (B) to the extent such transaction constitutes an Investment, such transaction is made in compliance with Section 6.03(c);

(iii) the Companies may sell, transfer and otherwise dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(iv) the Companies may effect any transaction permitted (other than by reference to Section 6.04) by Section 6.03, 6.04(a), 6.05 or 6.06;

(v) the Companies may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(vi) the unwinding of any Hedging Agreement; and

(vii) subject to and in accordance with the applicable orders entered in the Cases, Asset Sales of any asset between or among one or more Companies as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (i) through (vi) above.

Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any Cetera Entity or any of their respective Subsidiaries (or all or substantially all of the assets of any Cetera Entity or any of their respective Subsidiaries).

SECTION 6.05 Restricted Payments; Restrictive Agreements.

(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i) any Company may declare and make Restricted Payments to the Borrower;

(ii) to the extent constituting Restricted Payments, any Company may take actions expressly permitted by Section 6.03 (other than Section 6.03(d)); and

(iii) the Borrower may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, officer, manager, consultant or independent contractor (or their respective Affiliates, estates or immediate family members); provided that the aggregate amount of Restricted Payments (other than deemed repurchases made for no value) pursuant to this Section 6.05(a)(iii) shall not exceed $500,000.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Company to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Company (other than the Borrower) to pay dividends or other distributions with respect to any of its Equity Interests or the ability of any Company to make or repay loans or advances to any Company or to Guarantee Indebtedness of any Company; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, any Pre-Petition First Lien Loan Document or Pre-Petition Second Lien Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Company pending such sale, provided such restrictions and conditions apply only to the Company that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (E) the foregoing shall not apply to customary restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof, (F) the foregoing shall not apply to provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Equity Interests of a Person other than on a pro rata basis and (G) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to any Asset Sale (or other disposition of assets) permitted under this Agreement pending the consummation of such Asset Sale (or other disposition of assets).

SECTION 6.06 Other Indebtedness and Agreements.

(a) Permit any (i) waiver, supplement, modification, amendment, termination or release of any Indebtedness, that would be adverse in any material respect to the Lenders or other Secured Parties (and, in the case of Indebtedness under the Pre-Petition First Lien Loan Documents or the Pre-Petition Second Lien Loan Documents, any waiver, supplement, modification, amendment or termination that is prohibited by the Intercreditor Agreement) or (ii) waiver, supplement, modification or amendment of (x) its certificate of incorporation, certificate of formation, by-laws, operating, management or partnership agreement or other organizational documents or (y) any management agreement, in each case to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lenders (it being understood and agreed that any material increase in the fees payable under any management agreement shall be deemed to be materially adverse to the Lenders).

(b) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness other than (i) Indebtedness under the Loan Documents and, (ii) payments permitted by the DIP Orders in respect of Indebtedness (including Adequate Protection Payments).

SECTION 6.07 [Reserved].

SECTION 6.08 Compliance with the DIP Budget. Permit any Variance to exist other than (except in the case of expenditures or contributions for employee or financial advisor retention in respect of Broker-Dealers or Investment Advisor Companies or Investments in Broker-Dealers) a Permitted Variance.

SECTION 6.09 Transactions with Affiliates. Enter into any transactions with any of their respective Affiliates on terms that are not substantially as favorable to such Company as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of Borrower in good faith, provided that the foregoing restrictions shall not apply to:

(a) transactions permitted by Section 6.05;

(b) the Transactions;

(c) employment, indemnification and severance arrangements between the Companies and their respective officers, directors, managers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business and payments pursuant thereto;

(d) payments by the Companies pursuant to an intercompany expense sharing agreement among such Companies; provided that such payments are permitted by the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance) and the DIP Orders;

(e) transactions or payments pursuant to any agreement or arrangement as in effect as of, or otherwise contemplated on, the Closing Date and as set forth on Schedule 6.09, or any amendment thereto (so long as any such amendment is not materially adverse to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date) or similar agreements entered into thereafter;

(f) to the extent permitted by the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance) and the DIP Order, reasonable and customary payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers or consultants of the Companies and employment agreement, stock option plans and other similar arrangements with such employees, officers, directors, manager or consultants; and

(g) transactions undertaken pursuant to membership in a purchasing consortium existing on the Petition Date and of which such Company is a member on the Petition Date;

SECTION 6.10 Fiscal Year. Make any change to the fiscal year of the Borrower.

SECTION 6.11 Lines of Business. Engage in any material line of business substantially different from those lines of business conducted by the Companies on the Closing Date or any business substantially related or incidental thereto.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished on or after the Closing Date in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.01 (with respect to the existence of the Borrower only), 5.05(a), 5.08, 5.10, 5.11, 5.12 (except with respect to any reporting requirements thereunder), 5.15, 5.16 or Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) to which it is a party and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that any Responsible Officer of any Loan Party obtains (or reasonably should have obtained) knowledge of such default and (ii) the date that any Loan Party receives written notice of such default from the Required Lenders or the Administrative Agent (any such notice to be identified as a “notice of default” and to refer specifically to the applicable provision of this Agreement or the applicable Loan Document to which the default relates);

(f) (i) any Company shall default in the payment of any principal or interest due in respect of any Material Indebtedness, in each case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) any other event or condition occurs, in either case that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (x) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements, and (y) secured Indebtedness that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that (A) any such failure to pay any principal or interest by any Debtor or any such event relating to any Material Indebtedness incurred prior to the Petition Date and owed by any Debtor, in each case caused by the Cases; and (B) any of the matters set forth on Schedule 7.01, in the case of each of clauses (A) and (B), shall not constitute an Event of Default under this subsection (f);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction or commenced before any other Governmental Authority seeking (i) relief in respect of any Company that is not a Debtor (any such Subsidiary, an “Applicable Subsidiary”), or of a substantial part of the property or assets of any Applicable Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, administration, insolvency, receivership, examinership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Applicable Subsidiary or for a substantial part of the property or assets of any Applicable Subsidiary or (iii) the winding-up or liquidation of any Applicable Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Applicable Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, administration, insolvency, receivership, examinership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for an Applicable Subsidiary or for a substantial part of the property or assets of an Applicable Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; provided any such event with respect to a Subsequent Filing Loan Party in accordance with Section 5.16 and the Restructuring Support Agreement shall not constitute an Event of Default;

(i) one or more judgments shall be rendered against any Company or any combination thereof (x) for the payment of money in an aggregate amount in excess of

$10,000,000 (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) or (y) that could reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender, and, in each case, the same shall remain undischarged for a period of 15 consecutive days during which such judgments shall not be effectively satisfied, vacated, discharged, stayed (including by virtue of the automatic stay) or bonded pending appeal;

(j) an ERISA Event shall have occurred that, when taken together with any other ERISA Event, could reasonably be expected to be materially adverse to the Companies, taken as a whole, or any Lender;

(k) any Loan Document shall cease to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party shall deny or disaffirm in writing the validity of any Loan Document or that it has any further liability under any such Loan Document (other than, in the case of a Guarantee Agreement, as a result of the discharge of a Subsidiary Guarantor in accordance with the terms of the Loan Documents) or otherwise attempt to invalidate or otherwise impair the Loans;

(l) any Security Document shall cease to be in full force or effect or ceases to create a valid and perfected first priority Lien in favor of the Collateral Agent on the Collateral covered thereby (other than as expressly permitted hereunder or thereunder), or any grantor, pledgor or mortgagor thereunder or any Loan Party shall deny or disaffirm in writing, or otherwise attempt to invalidate or impair, any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document or the enforceability or validity of such Security Document or the validity or perfection of any Lien thereof;

(m) the Indebtedness under any Subordinated Indebtedness or the Lien of any Pre-Petition First Lien Loan Document or Pre-Petition Second Lien Loan Document, shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations or the Liens of the Security Documents as provided in the Subordinated Loan Documents, the applicable subordination or intercreditor agreement or the DIP Order;

(n) there shall have occurred a Change of Control;

(o) any Material Broker-Dealer (i) shall be suspended or expelled from membership or participation in any clearing organization; (ii) shall experience the termination or material interruption of any clearing contract between such Broker-Dealer and any clearing broker; or (iii) shall fail to maintain all material registrations and licenses necessary for its operations;

(p) the commencement of a liquidation under the Securities Investor Protection Act or chapter 7 of the Bankruptcy Code in respect of any Broker-Dealer;

(q) an Affiliate of a Company shall become a Lender under the Credit Agreement, a Pre-Petition First Lien Lender or a Pre-Petition Second Lien Lender; or

(r) the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code;

(s) the entry of an order appointing a chapter 11 trustee in any of the Cases;

(t) the entry of an order in any of the Cases appointing an examiner having expanded powers relating to the operation of the business of any Loan Party (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(u) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties;

(v) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (r) through (u) above;

(w) (A) an amendment, supplement or other modification shall have been made to, or a consent or waiver shall have been granted with respect to any departure by any person from the provisions of, the Approved Reorganization Plan, in each case, that is materially adverse to the Administrative Agent’s or the Lenders’ interests or inconsistent with the Loan Documents, (B) the Loan Parties shall have filed, commenced or participated in furtherance of any solicitation in respect of a proposed Reorganization Plan other than in accordance with the Restructuring Support Agreement, (C) the Bankruptcy Court shall terminate or reduce the period pursuant to section 1121 of the Bankruptcy Code during which the Loan Parties have the exclusive right to file a Reorganization Plan and solicit acceptances thereof, (D) the Bankruptcy Court shall grant relief that is inconsistent with the Approved Reorganization Plan or the Restructuring Support Agreement in any material respect and that is materially adverse to the Administrative Agent’s or the Lenders’ interests or inconsistent with the Loan Documents or (E) any of the Loan Parties or any of their Affiliates shall file any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with the Restructuring Support Agreement and such motion or pleading has not been withdrawn prior to the earlier of (x) three Business Days of the Borrower receiving notice from the Administrative Agent and (y) entry of an order of the Bankruptcy Court approving such motion or pleading;

(x) the failure of any Loan Party to comply in any material respect with the Interim DIP Order (prior to entry of the Final DIP Order) or the Final DIP Order;

(y) the Interim DIP Order (prior to entry of the Final DIP Order) or the Final DIP Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of the Required Lenders;

(z) the entry of an order in the Cases charging any of the Collateral under section 105 or 506(c) of the Bankruptcy Code against the Lenders under which any Person takes action against the Collateral or that becomes a final non-appealable order or the commencement of other actions that is materially adverse to the Administrative Agent, the Lenders or their respective rights and remedies under the DIP Facility in any of the Cases or inconsistent with the Loan Documents;

(aa) (i) any sale of the Equity Interests of the Borrower or any of its Subsidiaries, or any Asset Sale or other disposition of all or a material portion of the Collateral pursuant to sections 363 or 1129 of the Bankruptcy Code other than as permitted by the DIP Orders, or (ii) the entry of any order by the Bankruptcy Court providing for the same, unless (x) in each case, such transaction is expressly permitted by Section 6.04 or (y) in the case of the foregoing clause (ii) only, such order provides that in connection and concurrently with such transaction, the proceeds of such sale shall be used to satisfy, in full and in cash, the Obligations in accordance with the Loan Documents;

(bb) the entry by the Bankruptcy Court of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow (A) a third party to proceed with foreclosure (or granting a deed in lieu of foreclosure) against any material portion of the Collateral or (B) any other actions that would reasonably be expected to be materially adverse to the Debtors or their estates (taken as a whole);

(cc) the existence of any claims or charges, other than permitted under the Loan Documents, entitled to superpriority under section 364(c)(1) of the Bankruptcy Code pari passu or senior to the DIP Facility, or there shall arise (A) any claim having priority over any or all administrative expenses of the kind specified in section 503(b) or section 507(b) of the Bankruptcy Code (other than the Carve-Out) or (B) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, in each case except as expressly provided herein or in the Interim DIP Order or the Final DIP Order (but only in the event specifically consented to by the Administrative Agent), whichever is then in effect;

(dd) except as permitted by the DIP Orders and/or this Agreement or as otherwise agreed to by the Administrative Agent and the Required Lenders, any Debtor shall make any material Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” orders of the Bankruptcy Court reasonably satisfactory to the Administrative Agent and the Required Lenders or by other orders entered by the Bankruptcy Court;

(ee) the Loan Parties or any of their Subsidiaries, or any Person claiming by or through the Loan Parties any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders relating to the DIP Facility, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders; or

(ff) the Restructuring Support Agreement (A) shall be terminated or breached by any party thereto or shall otherwise cease to be in full force and effect, or (B) shall have been amended, supplemented or otherwise modified in any manner that materially adversely affects the interests, rights or remedies of any of the Administrative Agent and the Lenders;

then:

(a) in every such event (other than an event described in paragraph (g), (h), (p) or (r) above), and at any time thereafter during the continuance of such event, subject to the

DIP Orders, the Administrative Agent may (with the consent of the Required Lenders), and shall (at the request of the Required Lenders), by notice to the Borrower, take any or all of the following actions, at the same or different times, (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event described in paragraph (g), (h), (p) or (r) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and

(b) at any time during the continuance of such event, after the Administrative Agent or the Required Lenders have given at least five (5) Business Days’ prior written notice (the “Notice Period”) to the Loan Parties (during which period the Event of Default is not cured) as set forth below, the Required Lenders may direct the Administrative Agent to seek relief from the automatic stay to foreclose on all or any portion of the Collateral, collect accounts receivable and apply the proceeds thereof to the Obligations or otherwise exercise remedies against the Collateral as permitted by Applicable Laws. During the Notice Period, the Loan Parties may continue to use the proceeds of the DIP Facility and/or cash collateral in accordance with the DIP Budget (including, subject to Section 6.08, by reason of a Permitted Variance) and the terms of this Agreement. In addition to the other remedies set forth in this Section 7.01, the Administrative Agent, at the direction of the Required Lenders, shall have the authority to credit bid all or a portion of the Obligations, whether pursuant to a sale under section 363 of the Bankruptcy Code, a plan pursuant to section 1129(b) of the Bankruptcy Code or otherwise.

SECTION 7.02 Application of Proceeds. The Administrative Agent and the Collateral Agent shall apply (a) the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, and (b) any amounts received in respect of the Obligations following the termination of the Commitments and any of the Loans becoming due and payable pursuant to Section 7.01, in each case as follows (subject to the Intercreditor Agreement):

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with any collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, any amounts for which the Administrative Agent and/or the Collateral Agent is entitled to indemnification, fees, or reimbursement of costs or expenses under the terms of any Loan Document, and any other Obligations owed to the Administrative Agent and/or the Collateral Agent, in their respective capacities as such hereunder or under any other Loan Document;

SECOND, to the payment in full of all Obligations consisting of interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Loans owed to them on the date of any such distribution);

THIRD, to the payment in full of all Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) consisting of unpaid principal amount of the Loans and any premium thereon or breakage or termination fees, costs or expenses related thereto (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

FIFTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent and the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, balances or amounts in accordance with this Agreement and the other Loan Documents. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT; ETC.

Each Lender hereby irrevocably appoints Barclays Bank PLC as its Administrative Agent and each Secured Party hereby irrevocably appoints Barclays Bank PLC as its Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”), and Barclays Bank PLC hereby accepts such appointments. Each Lender and each other Secured Party hereby authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents and the Intercreditor Agreement, together with such actions and powers as are reasonably incidental thereto, including to negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the Security Documents and the Intercreditor Agreement, (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender and (iii) in the event of a foreclosure by the Agents on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. It is understood and agreed that the use of the term “Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions other than pursuant to the sixth paragraph of this Section (and then to the extent set forth therein).

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or any Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall either Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the DIP Facility as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents, or any Related Parties of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the elapsing of the 30-day period for the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed by the 30th day after the date the retiring Agent may appoint a successor Agent pursuant to the immediately preceding sentence, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), a successor Administrative Agent and/or Collateral Agent, as the case may be. From the date of effectiveness of any such resignation (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

The Collateral Agent, the successor Agent, the Lenders and the Loan Parties shall execute all documents and take all other actions necessary or in the opinion of successor Agent reasonably desirable in connection with the substitution by successor Agent of Collateral Agent as holder of the security under the Loan Documents, all in accordance with applicable law.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to the Loan Documents relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.05 and 9.05) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Collateral Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of the Collateral Agent or any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the Collateral Agent or any Lender or to authorize the Administrative Agent to vote in respect of the claim of the Collateral Agent or any Lender in any such proceeding.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

The Borrower, on behalf of itself and each of its Subsidiaries, waives and releases, to the fullest extent permitted by law, any claims that it may have against any Agent or Lender with respect to any breach or alleged breach of agency or fiduciary duty.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Indemnified Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Each Lender and each Loan Party hereby acknowledges and agrees that, notwithstanding anything to the contrary herein, Barclays Bank PLC shall, in its role as fronting lender under the Commitment Documents, benefit from all of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Article VIII and Section 9.05 of this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices; Electronic Communications. Notices and other communications (other than with respect to ordinary course notices delivered pursuant to Article II) provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail, as follows:

(a) if to any Company, to it at 405 Park Avenue, New York, NY 10022, Attn: Mason Allen (Telephone No.: 866-904-2988; email: mallen@rcscapital.com); with a copy to Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, Attn: Michael Sage, Esq. (Telephone No.: 212-698-3500; Fax No.: 212-698-3599; Email: michael.sage@dechert.com) and Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, Attn: Sarah Gelb, Esq. (Telephone No.: 215-994-4000; Fax No.: 215-994-2222; Email: sarah.gelb@dechert.com);

(b) if to the Administrative Agent, as set forth on Schedule 9.01; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if such day is a Business Day, otherwise on the first Business Day after receipt) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Companies, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause the Companies, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders (or potential lenders) materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its affiliates or their respective securities that is not of a type that is public information of the Borrower or would be public if such affiliate had publicly-traded or Rule 144A securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the DIP Facility.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Loan Parties, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect until the Commitments and all Lenders of Credit (other than those that have been collateralized on terms reasonably satisfactory to the Administrative Agent) have been terminated and the principal of or any accrued interest on any Loan, any Fee or all other Obligations payable under any Loan Documents is outstanding (other than indemnification and other contingent obligations, in each case, not then due and owing). The provisions of Sections 2.12, 2.13, 2.17, 9.05, 9.17 (for a period of one year after the termination of this Agreement) and 9.20 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender (other than Affiliates or Related Funds of such Lenders) subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), unless otherwise agreed by the Administrative Agent; provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in the form supplied by the Administrative Agent and in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 2.17(e). Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.17 and 9.05, as well as to any Fees and DIP Discount accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Company or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, administrative questionnaire (in the form supplied by the Administrative Agent) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms required pursuant to Section 2.17(e), the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.13 and 2.17 to the same extent as if they were Lenders (subject to the limitations and requirements of such Sections and Section 2.18 and it being understood that the documentation required under Section 2.17(e) shall be delivered solely to the participating Lender) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement, the other Loan Documents (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing all or substantially all of the Collateral). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.15 or 2.18(b) as though it were a Lender. A participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to the participant, except to the extent that a participant’s right to a greater payment results from a Change in Law after the participant becomes a participant.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to such pledge or assignment of a security interest; provided that no such assignment or pledge shall release a Lender from any of its obligations hereunder or substitute any such assignee or pledgee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the

Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.12, 2.13 and 2.17) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPV occurred. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) Notwithstanding any other provision of any Loan Document, no Lender may assign any Loan or any interest therein to the Borrower or any of its Affiliates.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the syndication agent, the arranger, the book-runner and the Lenders in connection with the syndication of the DIP Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and the transactions contemplated thereby or incurred by the Administrative Agent, the Collateral Agent, the syndication agent, the arranger, the book-runner or the Lenders in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents or in connection with the Loans made, including (i) all reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the DIP Facility, the preparation, negotiation, execution, delivery and administration of the Loan Documents and the development, preparation and execution of, and any waiver, amendment, supplement or modification to, this Agreement and the other Loan Documents (whether or not any such amendment, waiver, supplement or modification becomes effective) and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of (A) Shearman & Sterling LLP, as counsel to the Administrative Agent, (B) Jones Day and Davis Polk & Wardwell LLP, each as counsel to certain of the Lenders, and local and specialty counsel engaged by the Lenders or the Administrative Agent and of financial advisors to the Lenders engaged prior to the Petition Date (or any replacement thereof) and (ii) in connection with the enforcement or protection of the rights of any Lender, the Administrative Agent, the Collateral Agent, the syndication agent, the arranger and the book-runner under this Agreement and the other Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings the reasonable and documented fees, charges and disbursements of one New York counsel (and counsel in each other relevant local jurisdiction) for the Administrative Agent and Collateral Agent and one other New York counsel (and counsel in each other relevant local jurisdiction) to all such Lenders, taken as a whole and, in the case of the Lenders, additional counsel in the event of a conflict of interest to all affected parties.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the syndication agent, the arranger, the book-runner, each Lender, and each Related Party of any of the foregoing Persons (including, in the case of the Administrative Agent and the Lenders, (i) Shearman & Sterling LLP and (ii) Jones Day and Davis Polk & Wardwell LLP, respectively (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements (including reasonable, documented and invoiced out-of-pocket legal expenses of counsel (including local and specialty counsel)) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim, litigation, investigation or proceeding relating to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the DIP Facility) or (ii) the use of the proceeds of the Loans, whether or not any Indemnitee is a party thereto and, upon demand, to pay and reimburse each Indemnified Person for any reasonable and documented out-of-pocket legal expenses of counsel to the Indemnitees (including local and specialty counsel), or other legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit proceeding (including any inquiry or investigation) or claim (including without limitation in connection with the enforcement of the indemnification obligations set forth herein) (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or relate to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding any other provision of this Agreement, no Indemnitee will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified Person of such Indemnitee (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent or any other Secured Party under paragraphs (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender may, with the consent of the Required Lenders and the Administrative Agent (provided that no such consent shall be required if an Event of Default shall have occurred and be continuing pursuant to Section 7.01(g) or (h)), at any time and from time to time, except to the extent prohibited by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and payable, now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 (to the extent applicable) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall endeavor to notify the Borrower and the

Administrative Agent of such setoff; provided that the failure to provide such notice shall not affect the validity of such setoff or application under this Section 9.06. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS OR TO THE EXTENT THE COLLATERAL AGENT REQUIRES SUBMISSION TO ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Subject to the Intercreditor Agreement, neither the Loan Documents nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and acknowledged by the Administrative Agent (it being understood that, notwithstanding the foregoing, amendments, modifications and waivers to the Intercreditor Agreement shall only require the consent of Borrower or any other Loan Party to the extent set forth therein); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or extend any scheduled principal payment (but not prepayment) date or date for the payment of any interest on or any fees payable with respect to any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on or reduce any fees payable with respect to any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the Superpriority Claim status of the Lenders under the DIP Orders or under any other Loan Documents without the consent of each Lender, (iv) amend or modify the provisions of Section 9.04(j) or the provisions of this

Section 9.08 or release one or more Subsidiary Guarantors (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.04 or as otherwise expressly provided in this Agreement or any Security Document or the Intercreditor Agreement) that represent all or substantially all of the value of the guarantees of the Obligations pursuant to the Loan Documents or all or substantially all of the Collateral, without the prior written consent of each Lender, (v) impose any additional restriction on any Lender’s ability to assign any of its rights or obligations without the written consent of such Lender, (vi) [reserved], (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV, or (viii) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable; provided further that no amendment or modification to Section 7.02 that directly and adversely affects the relative priorities of any Secured Party (other than a Lender or Agent, in each case in such capacity, subject to the other provisions of this Section 9.08) to receive applications of proceeds in respect of the Obligations will have any effect as to such Secured Party without the consent of such Secured Party.

(c) Notwithstanding anything in clause (b) or otherwise herein to the contrary, (i) any amendment or modification that would extend the final maturity date of the Loans of any Lender, in each case, with such Lender’s prior written consent, or increase the rate of interest and fees payable on the Loans of such Lender, shall not require the prior written consent of each Lender, so long as such extension is offered to all Lenders holding such Loans on a pro rata basis based on the aggregate principal amount of such Loans then outstanding, (ii) the payment in full of any Loans on the applicable final maturity date of such Loans and the payment of interest and fees made on account of the Commitments and/or Loans of any Lender as required under this Agreement after giving effect to an amendment or other modification described in the preceding clause (i), shall not be deemed to violate Section 2.14 or be an event that would require the purchase of participations pursuant to Section 2.15; provided that, except as expressly set forth in the preceding clause (i), no such amendment or modification shall alter the pro rata requirements of Section 2.14, (iii) if the Borrower shall request (A) the release of any Collateral to be sold to a Person that is not a Loan Party as part of any Asset Sale or other disposition permitted under Section 6.04 and shall deliver to the Collateral Agent a certificate to the effect that such Asset Sale or other disposition and the disposition of the proceeds thereof will comply with the terms of this Agreement or (B) the subordination of the Lien of the Collateral Agent, for the benefit of the Secured Parties, on any item of Collateral to any Lien permitted by Section 6.02(h) and shall deliver to the Collateral Agent a certificate to the effect that the incurrence of such other Lien on the Collateral will comply with the terms of this Agreement, then the Collateral Agent shall and is hereby authorized to, without the consent of any Lender, execute and deliver all such instruments as may be required to effect the release of such Collateral (in the case of an Asset Sale or other disposition described in clause (A)) or the subordination of the Lien of the Collateral Agent, for the benefit of the Secured Parties, in such Collateral (in the case of such other Lien as described in clause (B)), and (iv) the Collateral Agent, the Borrower and the

applicable Subsidiary Guarantors may amend, supplement or otherwise modify any Security Document so long as such amendment, supplement or other modification is not materially adverse to any Secured Party and such amendment shall become effective without any further consent of any other party to such Security Document. For the avoidance of doubt, any amendment or modification of the type described in the preceding clause (i) extending the final maturity date of the Loans of any Lender will require the prior written consent of such Lender (but not the Required Lenders).

(d) The Administrative Agent and the Borrower may amend any Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) to (i) correct any errors, mistakes, omissions, defects or inconsistencies (including, but not limited to, an incorrect cross-reference), or to effect administrative changes (including with respect to parallel debt provisions) that are not adverse to any Lender and (ii) provide for the appointment of one or more syndication agents and/or documentation agents. Notwithstanding anything to the contrary contained herein, any such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

(e) Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(f) Notwithstanding anything to the contrary contained in this Section 9.08, the Guarantee Agreement and any Security Document and related documents executed by any Company in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent or the Collateral Agent, as applicable, at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such documents to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(i) the effects of any Bail-in Action on any such liability, including, if applicable:

(ii) a reduction in full or in part or cancellation of any such liability;

(iii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.11 Entire Agreement. This Agreement and the other Loan Documents, together with the DIP Orders, constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Loan Documents and the DIP Orders. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents. In the event of any conflict between this Agreement or any other Loan Document and the DIP Orders, the DIP Orders shall control.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.13 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission, including by PDF file, shall be as effective as delivery of an original signed counterpart of this Agreement.

SECTION 9.15 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16 Jurisdiction; Consent to Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than under any Security Document governed by a law other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Nothing set forth in this Section 9.16 shall limit the rights of any Agent or Lender to bring any action arising out of the Loan Documents in any other jurisdiction.

SECTION 9.17 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, other advisors and administration, settlement and other similar service providers in connection with the administration and management of this Agreement and the other Loan Documents (including to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans) and to other Persons authorized by the Administrative Agent, Collateral Agent, and Lenders to organize, present or disseminate such Information in connection with disclosures otherwise made in accordance with this Section 9.17 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Company or any of their respective obligations, (e) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of the Information relating to the Loan Parties received by it from any Agent or any Lender, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17. For the purposes of this Section 9.17, “Information” shall mean all non-public information received from or on behalf of any Company and related to any Company or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to its disclosure by or on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.18 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents and the other documents and agreements related thereto against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.15), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Laws; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.19 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.20 Release of Liens. If any of the Collateral shall be sold, transferred or otherwise disposed of by a Loan Party to a Person that is not a Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Company otherwise permitted hereunder), then the Liens created by any of the Security Documents on such property shall be automatically released and in connection therewith, the Collateral Agent, at the request and sole expense of the Borrower or such other Loan Party, upon delivery of such customary certificates of a Responsible Officer as may be reasonably requested by the Collateral Agent certifying such sale, transfer or disposition is not prohibited by the Loan Documents, shall execute and deliver without recourse, representation or warranty all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created by any of the Security Documents on such Collateral.

SECTION 9.21 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release or re-assign any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and the payment in full of all Obligations (other than indemnification and other contingent obligations, in each case, not then due and owing), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Collateral, or (iv) if approved, authorized or ratified in writing in accordance with Section 9.19;

(b) to release any Subsidiary Guarantor from its obligations under this Agreement and other Loan Documents if such Person ceases to be a Company as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(h).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release, re-assign or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.21. In each case under this Section 9.21, the Loan Party that has granted the Collateral or Guarantee being released will provide such officer’s certificates that the Collateral Agent shall reasonably request certifying as to the applicable circumstance allowing release or subordination of such Collateral or Guarantee. In each case as specified in this Section 9.21, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or re-assignment of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.21.

SECTION 9.22 INTERCREDITOR AGREEMENT. EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, AS THE CASE MAY BE. THE PROVISIONS OF THIS SECTION 9.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE COLLATERAL AGENT NOR ANY

OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

SECTION 9.23 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptance, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the reasonable request of the Borrower or the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

RCS CAPITAL CORPORATION

By:	/s/ David Orlofsky
Name:	David Orlofsky
Title:	Chief Restructuring Officer

[Signature Page to Superpriority Senior Secured Debtor-in-Possession Term Loan Agreement]

Barclays Bank PLC, as Administrative Agent and Collateral Agent

By:	/s/ Robert Chen
Name:	Robert Chen
Title:	Managing Director

[Signature Page to Superpriority Senior Secured Debtor-in-Possession Term Loan Agreement]

Barclays Bank PLC, as Lender

By:	/s/ Robert Chen
Name:	Robert Chen
Title:	Managing Director

[Signature Page to Superpriority Senior Secured Debtor-in-Possession Term Loan Agreement]